Exhibit 10.20

CONTRIBUTION AND SALE AGREEMENT

THIS CONTRIBUTION AND SALE AGREEMENT (this “Agreement”) is made and entered into as of April 25, 2007 (the “Effective Date”) among JDN REAL ESTATE-APEX L.P., a Georgia limited partnership (“Apex”), JDN DEVELOPMENT COMPANY, INC., a Delaware corporation (“JDN”), DEVELOPERS DIVERSIFIED REALTY CORPORATION, an Ohio corporation (“DDR”), MT. NEBO POINTE LLC, an Ohio limited liability company (“Mt. Nebo”), CENTERTON SQUARE LLC, a Delaware limited liability company (“Centerton”, each of Apex, JDN, DDR, Mt. Nebo and Centerton, a “Contributor” and collectively, the “Contributors”), DIVIDEND CAPITAL TOTAL REALTY OPERATING PARTNERSHIP LP, a Delaware limited partnership (“TRT”), and TRT DDR VENTURE I GENERAL PARTNERSHIP, a Delaware general partnership (“Joint Venture”).

R E C I T A L S:

A.            TRT and DDR desire to enter into a joint venture, for the purpose of acquiring, owning, and operating the Mt. Nebo Project, the Centerton Project and the Beaver Creek Project (all as defined herein).

B.            Mt. Nebo owns the Mt. Nebo Project.  Mt. Nebo will sell the Mt. Nebo Project to the Joint Venture, in exchange for cash consideration in the amount of $24,606,195, subject to adjustments and prorations agreed to by the parties hereto (the “Mt. Nebo Consideration Amount”).

C.            Apex owns the Beaver Creek Project.  Immediately prior to closing, Apex will contribute the Beaver Creek Project to TRT DDR Beaver Creek LLC, a newly-formed Delaware limited liability company (the “Beaver Creek Purchased Company”), in exchange for one hundred percent of the limited liability company interests in the Beaver Creek Purchased Company.  At Closing, Apex will sell one hundred percent of the limited liability company interests in the Beaver Creek Purchased Company (the “Beaver Creek Purchased Company Ownership Interests”) to the Joint Venture, in exchange for aggregate consideration in the amount of $40,280,352, subject to adjustments and prorations agreed to by the parties hereto (the “Beaver Creek Consideration Amount”).

D.            Centerton owns the Centerton Project.  Centerton will sell the Centerton Project  to the Joint Venture, subject to the Existing Debt, in exchange for cash consideration in the amount of $96,613,453, minus the outstanding principal balance plus all accrued and unpaid interest related to the Existing Debt, and further subject to adjustments and prorations agreed to by the parties hereto (the “Centerton Consideration Amount” and together with the Mt. Nebo Consideration Amount and the Beaver Creek Consideration Amount, the “Consideration Amount”).

E.             Prior to the consummation of the transactions contemplated by this Agreement, the Joint Venture will form TRT DDR Mt. Nebo LLC (“Mt. Nebo LLC Subsidiary”) and TRT DDR Centerton Square LLC (“Centerton LLC Subsidiary” together with the Beaver Creek Purchased Company, and the Mt. Nebo LLC Subsidiary, collectively, the “LLC Subsidiaries” and, individually, an “LLC Subsidiary”), each of which will be single member Delaware limited liability company, to purchase, respectively, the assets of the Mt. Nebo Project and the Centerton Project.

F.             On the Closing Date, each LLC Subsidiary will be the fee simple owner of one of the Projects.

G.            TRT is willing, on the terms and subject to the conditions of this Agreement, to contribute the TRT Investment (as defined herein) and the other amounts required to be contributed by TRT pursuant to Section 5.1 of the Partnership Agreement (as defined herein) to the Joint Venture in exchange for the issuance to TRT of a ninety percent (90%) Percentage Interest in the Joint Venture.

NOW, THEREFORE, for and in consideration of the promises hereinafter set forth, the sum of Ten Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.               Definitions.  Wherever used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean with respect to a specified person (i) a person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified person, (ii) any person that is an officer, director, partner, manager or trustee of, or serves in a similar capacity with respect to, the specified person, or of which the specified person is an officer, director, partner, manager or trustee, or with respect to which the specified person serves in a similar capacity, (iii) any person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified person or of which the specified person has a substantial beneficial interest and (iv) the spouse, issue or parent of the specified person.

“Aggregate Project Value” is defined in Section 2.3 of this Agreement.

“Agreement” is defined in the preamble of this Agreement.

“Apex” is defined in the preamble of this Agreement.

“Assignment of Contracts” shall mean each Assignment and Assumption of Service Contracts, Warranties, and Other Interests dated as of the Closing Date by a Contributor in favor of an LLC Subsidiary, in the form attached hereto as Closing Document “A”.

“Assignment of Leases” shall mean each Assignment and Assumption of Leases dated as of the Closing Date by and between a Contributor and an LLC Subsidiary, in the form attached hereto as Closing Document “B”.

“Assignment of LLC Subsidiary Membership Interests” shall mean that certain Assignment and Assumption of Membership Interests dated as of the Closing Date by and between Apex and the Joint Venture, in the form attached hereto as Closing Document “C”.

“Assumed Liabilities” is defined in Section 2.6.

“Base Project Documents” shall mean the following documents owned by or in the possession of or otherwise readily available at no cost to a Contributor or to the Beaver Creek Purchased Company relating to the Projects as of the date hereof or as of the Closing Date:

(a)                                  all Space Leases and Lease Files relating to each Space Tenant at each of the Projects;

(b)                                 all Commission Agreements, all of which are listed on Exhibit D;

(c)                                  Operating Statements;

(d)                                 Pro-forma operating statements and capital expense budgets for 2007 for each Project;

(e)                                  The Contributors’ standard form of lease for each of the Projects;

(f)                                    the most recent real estate tax bills for each Project and, to the extent available to the Contributors, the real estate tax bills for the three (3) years prior to the most recent bill;

(g)                                 copies of each Contributor’s existing owner’s title insurance policies and of each Contributor’s existing property and liability insurance policies (including any reports of losses for the past three (3) years, a statement describing each claim in excess of $25,000;

(h)                                 all existing Surveys;

(i)                                     all existing Warranties, all of which are listed on Exhibit E attached hereto;

(j)                                     all existing Soils Reports, all of which are listed in Exhibit F attached hereto;

(k)                                  all existing Service Contracts, all of which are listed on Exhibit G attached hereto;

(l)                                     all existing Property Condition Assessments, all of which are listed on Exhibit H attached hereto;

(m)                               all existing Environmental Reports, all of which are listed in Exhibit I attached hereto;

(n)                                 all existing Permits and Approvals;

(o)                                 all current catalogs, booklets, manuals, leasing brochures and materials, advertising materials, and other items which are directly related to the leasing and promotion of the Projects;

(p)                                 for each Project, a copy of the parking or site plan with, to the extent the same exists, the number of existing parking spaces;

(q)                                 tenant ledgers for the three most recent calendar years (to the extent they exist), or in the event that a Contributor has not owned its respective Project for three calendar years, for each calendar year for which such Contributor has owned its respective Project, and current year to date reflecting each Tenant’s payment history under the Space Leases; and

(r)                                    general ledger statements detailing operating expenses for the Projects for the most recent calendar year and year to date.

“Beaver Creek Consideration Amount” is defined in the preamble of this Agreement.

“Beaver Creek Project” shall mean the project listed on Exhibit J-1 attached hereto under the heading “Apex,” which shall include as to that Project, the Land, Improvements, Space Leases, Service Contracts, Personal Property, and Other Interests.

“Bill of Sale” shall mean the Bill of Sale and General Assignment dated as of the Closing Date by and between a Contributor and an LLC Subsidiary, in the form attached hereto as Closing Document “G”.

“Building Systems” shall mean systems and facilities which are owned or leased by a Contributor or the Beaver Creek Purchased Company, or pursuant to which a Contributor or the Beaver Creek Purchased Company has an interest as a party to a Service Contract, and which are situated on the Land, including, but not limited to, elevators, security systems, HVAC, telephone facilities (including any cellular or digital facilities), cable or satellite television systems, and broadcast facilities.

“Capital Account” means, as to DDR or TRT, the account maintained pursuant to Section 6.4 of the Partnership Agreement.

“CC&R’s” shall mean any Covenants, Conditions and Restrictions or Reciprocal Easement Agreements or similar documents affecting all or any portion of a Project.

“Centerton” is defined in the preamble of this Agreement.

“Centerton Consideration Amount” is defined in the preamble of this Agreement.

“Centerton Outparcel Ground Lease” is defined in Section 3.2 of this Agreement.

“Centerton Project” shall mean the project listed on Exhibit J-2 attached hereto under the heading “Centerton,” which shall include as to that Project, the Land, Improvements, Space Leases, Service Contracts, Personal Property, and Other Interests.

“Closing” shall mean the consummation of the Transaction on the Closing Date.

“Closing Date” is defined in Section 6.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission Agreements” shall mean all agreements by which a Contributor or the Beaver Creek Purchased Company has or may have the obligation to pay leasing commissions, referral fees, and other similar payments to agents, leasing agents, or leasing brokers with respect to a Space Lease or any future lease of any part of a Project.

“Commissions” shall mean all leasing or sales commissions, referral fees, and similar obligations to make payments to agents, leasing agents, or leasing brokers under the Commission Agreements.

“Concession” shall mean any discount, concession, “free rent,” allowance, incentive, inducement, or other agreement whereby any item or consideration of value (other than the right of occupancy of such Space Tenant’s demised premises) is granted to, extended to, or provided to or for the benefit of any Space Tenant, including, without limitation, any obligation on the part of landlord under a Space Lease to construct or pay for Tenant Improvements, or to provide an allowance for a Space Tenant to construct any improvements.

“Condemnation Proceeding” shall mean any proceeding in condemnation or eminent domain or any conveyance in lieu thereof against any portion of any Project.

“Consideration Amount” is defined in the preamble of this Agreement.

“Contributors” is defined in the preamble of this Agreement.

“Contributors’ Warranties or Warranty” shall mean those representations and warranties, collectively and separately, specifically given by the Contributors in Section 4.1 of this Agreement.

“DDR” is defined in the recitals to this Agreement.

“Deed” shall mean a limited or special warranty deed or grant deed depending on local custom to be executed by a Contributor, in substantially the form attached hereto as Closing Document “D-1”, “D-2” and “D-3”, as applicable, each subject only to the Permitted Exceptions that effectively conveys fee title to a Project to an LLC Subsidiary.

“Development Agreement” is defined in Section 10 of this Agreement.

“Environmental Laws” shall mean any local, state, or federal law, including requirements under permits, licenses, consents and approvals, relating to pollution or pertaining to the protection of human health and the environment, including those that relate to Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. ss.9601 et seq.; the Resource Conservation and Recovery Act, as amended (“RCRA”) 42 U.S.C. ss.6901 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss.1801, et seq.; and the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq.

“Environmental Litigation” shall mean any claims, actions, suits, proceedings, or investigations related to Environmental Matters with respect to the ownership, use, condition, or operation of the Projects in any court or before or by any federal, state, or other governmental agency or private arbitration tribunal.

“Environmental Matter” shall mean any issue related to (a) the treatment, storage, disposal, or release of solid, liquid, or gaseous waste into the environment, (b) the treatment, storage, disposal, or other handling of any Hazardous Substance, (c) the placement of structures or materials into waters of the United States, or otherwise dealing with the disturbance of wetlands located on the Projects, or (d) the presence of any Hazardous Substance in any building, structure, or workplace.

“Environmental Reports” shall mean all reports or assessments of the possible existence of any Hazardous Substance located on or about any Project.

“Existing Debt” shall mean that certain loan in the original principal amount of $48,000,000 from Wachovia Bank, N.A. dated August 25, 2005.

“Ground Leases” is defined in Section 3.2 of this Agreement.

“Guarantee” shall mean any guarantee of any of the Space Leases.

“Guarantor” shall mean any guarantor under a Guarantee.

“Hazardous Substance” shall mean any hazardous or toxic substance or waste as those terms are defined by any applicable Environmental Law, together with (if not so defined by such Environmental Laws), petroleum, petroleum products, oil, PCBs, radioactive materials, radon, lead or lead based paints, asbestos and mold, fungi, yeast or other similar biological agents that may have an adverse effect on human health.

“Improvements” shall mean the buildings, structures (surface and subsurface), parking facilities and fixtures and other improvements owned by a Contributor or the Beaver Creek Purchased Company situated on the Land, including the Building Systems.  In each instance where the term “Improvements” is used by implication in connection with a single Project, the term “Improvements” shall be a reference only to the Improvements applicable to such Project.

“Indemnified Entity” shall mean a Contributor, TRT, the Joint Venture or an LLC Subsidiary, as the case may be.

“Indemnifying Party” is defined in Section 7.7 of this Agreement.

“Indemnity Contracts” shall mean the Space Leases, Service Contracts, and the Commission Agreements.

“Initial Mortgage Indebtedness” means any initial mortgage debt financing on the Properties obtained by the Joint Venture as of the Closing Date.

“Initial TRT Contribution” is defined in Section 2.2.2 of this Agreement.

“Joint Venture” is defined in the preamble of this Agreement.

“Knowledge” shall mean the actual, as distinguished from implied, imputed, or constructive, knowledge, without any duty of independent investigation, of any of the Knowledgeable Parties on the date that the representation or warranty is made.

“Knowledgeable Parties” shall mean Joan Allgood, Dan Branigan and Joe Padanilam for purposes of the Knowledge of the Contributors with respect to all of the Projects, Gary Jeziorski for purposes of the Knowledge of the Contributors with respect to the Mt. Nebo Project, Tom Walstromer for purposes of the Knowledge of the Contributors with respect to the Centerton Project and Deborah Naves and Susan Forman for purposes of the Knowledge of the Contributors with respect to the Beaver Creek Project, and for purposes of the Knowledge of TRT shall mean Mike Kelly.

“Land” shall mean that land included as part of each Project as set forth on the Title Commitments, together with (a) all easements appurtenant to the Land and other easements, grants of right, licenses, privileges or other agreements for the benefit of, belonging to, or appurtenant to the Land, (b) all right, title, and interest of a Contributor or the Beaver Creek Purchased Company in and to mineral, oil, and gas rights, riparian rights, water rights, sewer rights and other utility rights allocated to the Land, (c) all right, title, and interest of a Contributor or the Beaver Creek Purchased Company in and to any and all strips and gores of land located on or adjacent to the Land, (d) all right, title, and interest, if any, of a Contributor or the Purchased Entity in and to any roads, streets, and ways, public or private, open or proposed, in front of or adjoining all or any part of the Land and serving the Land, and (e) all right, title, and interest of a Contributor or the Beaver Creek Purchased Company in and to all rights to development of the Land granted by governmental entities having jurisdiction over the Land.  Notwithstanding the foregoing, Land shall not include (x) the Outparcels at the Beaver Creek Project and (y) the Outparcels identified as Parcel 1 and Parcel 2 at the Mt. Nebo Project.

“Land Use Restrictions or Applicable Laws” shall mean all deed restrictions and restrictive covenants contained in any record exception and all building codes, zoning restrictions, and other laws, ordinances, or regulations applicable to any Project.

“Lease File” shall mean all materials in a Contributor’s or the Beaver Creek Purchased Company’s possession concerning each Space Lease.

“Lease-Up Costs” shall mean the costs of executing, delivering, and complying with the initial construction and inducement obligations (relating to tenant occupancy, but not ongoing obligations, such as maintenance, operations or utilities) of the “landlord” or “lessor” under a Space Lease, but excluding Commissions pursuant to the Commission Agreements.

“Lease Renewal” is defined in Section 4.4(d).

“Lender” shall mean the lender that provides the Initial Mortgage Indebtedness, if any.

“Lien” shall mean any mortgage, deed of trust, security deed, lien, judgment, pledge, conditional sales contract, security interest, past-due taxes, past-due assessments, contractor’s lien, materialmen’s lien, judgment, or similar monetary encumbrance against a Project.

“LLC Subsidiaries” is defined in the recital to this Agreement.

“Loan Documents” shall mean any note, loan agreement, mortgage, deed of trust or other written agreement or document evidencing or securing the Initial Mortgage Indebtedness.

“Major Tenant” is defined in Section 6.2.5 of this Agreement.

“Management Agreement” means a Management and Leasing Agreement, among DDR, the Joint Venture and each LLC Subsidiary pursuant to which DDR will be retained by the Joint Venture and the LLC Subsidiaries to manage the Projects.

“Master Lease” shall mean a Master Lease in the form of Closing Document “F” attached hereto, by DDR in favor of TRT DDR Mt. Nebo LLC.

“Mt. Nebo” is defined in the preamble of this Agreement.

“Mt. Nebo Consideration Amount” is defined in the preamble of this Agreement.

“Mt. Nebo Outparcel Ground Lease” is defined in Section 3.2 of this Agreement.

“Mt. Nebo Project” shall mean the project listed on Exhibit J-3 attached hereto under the heading “Mt. Nebo,” which shall include as to that Project, the Land, Improvements, Space Leases, Service Contracts, Personal Property, and Other Interests.

“New Lease” is defined in Section 4.4(d).

“New Lease Request” is defined in Section 4.4(d).

“Non-Cash Tenant Deposits” shall mean Tenant Deposits that are letters of credit, certificates of deposit, or other non-cash Tenant Deposits.

“Operating Statements” shall mean copies of all income and expense statements, year-end financial and monthly operating statements, including the CAM reconciliation, for each of the Projects for the three most recent calendar years and current year to date, or in the event that a Contributor has not owned its respective Project for three calendar years, for each calendar year for which such Contributor has owned its respective Project.

“Organizational Costs and Expenses” shall have the meaning given to such term in the Partnership Agreement.

“Other Interest” shall mean any other (without duplication of any interests described in any other definition set forth herein) interest of a Contributor or the Beaver Creek Purchased Company in and to the Projects or pertaining thereto as of the Closing Date, including, without limitation, the following:

(a)           All of the right, title, and interest in and to all Base Project Documents;

(b)           All of the right, title, interest, and entitlements in and to any award to be made in exchange for any interest in the Projects to be conveyed, including any award or payment to be made (i) for any taking in any Condemnation Proceeding of land lying in the bed of any street, road, highway, or avenue, open or proposed, in front of or adjoining all or any part of the Project, (ii) for damage to the Projects or any part thereof by reason of change of grade or closing of any such street, road, highway, or avenue, and (iii) for any taking in a Condemnation Proceeding of any part of the Projects;

(c)           Non-exclusive rights to any name or trade name by which the Project or any part thereof may be known, if any, including, but not limited to the Project Name and all other fictitious names used on the date hereof in connection with the ownership and operation of the Projects and all registrations for such names;

(d)           All of the right, title, and interest in and to the use of any telephone number located under the Project Name and the right to list telephone numbers under the Project Name;

(e)           All of the right, title, interest, and entitlement as of the Closing Date in and to any casualty insurance proceeds due with respect to the Projects arising after the date hereof less, however, the amount of any expenditures by a Contributor with respect to any such casualty and the amount of any such proceeds that represent payment in respect of business interruption that occurred prior to the Closing, which shall be reimbursed to a Contributor from such casualty insurance proceeds; and

(f)            All of the right, title, interest, powers, privileges, benefits, and options, plus and burdens, obligations, liabilities that may arise following the Closing Date related thereto as disclosed to TRT prior to the Closing Date, in and to (i) any development rights (including the benefit of any impact fee payments previously made with respect to the Projects for the construction of the existing Improvements), allocations of development density or other similar rights allocated to or attributable to the Projects and (ii) any utility capacity allocated to or attributable to the Projects, whether the matters described in the preceding clauses (i) and (ii) arise under or pursuant to governmental requirements, administrative or formal action by governmental authorities, or agreement with governmental authorities or third parties.

“Outparcels” shall mean the outparcels at each Project and more particularly described on Exhibit L, attached hereto.

“Partnership Agreement” means the Partnership Agreement of the Joint Venture to be entered into on the Closing Date by DDR and TRT, in the form of Closing Document “E” attached hereto.

“Percentage Interest” shall have the meaning given to such term in the Partnership Agreement.

“Permits and Approvals” shall mean all licenses, certificates (including certificates of occupancy), consents, variances, waivers, authorizations, permits, and similar approvals issued with respect to the construction, ownership, operation, or occupancy of the Projects by governmental authorities having jurisdiction over the Projects or by private parties or associations pursuant to any of the Permitted Exceptions or otherwise in connection with any Land Use Restrictions or Applicable Laws.  In each instance where the term “Permits and Approvals” is used by implication in connection with a single Project, the term “Permits and Approvals” shall be a reference only to the Permits and Approvals applicable to such Project.

“Permitted Exceptions” shall mean the following:

(a)           The Space Leases.

(b)           All real estate taxes and assessments not yet due and payable as of the Closing Date.

(c)           Any matter set forth in the Title Commitment for each Project, to which TRT has not objected.

“Permitted Use” shall mean any lawful use that will not cause a violation of (i) any provision of any other lease then existing at the Project or (ii) any provision of any other document binding on the Project (e.g., reciprocal easement agreement) as of the relevant date.

“Personal Property” shall mean all existing personal property and fixtures owned by a Contributor and located on or otherwise used by a Contributor exclusively in connection with any Project, which personal property shall include all fixtures, furniture, furnishings, carpeting, draperies, fittings, equipment, machinery, apparatus, building materials, partitions, appliances, all Building Systems, building drawings, Plans and Specifications, sprinkler and well systems, electrical equipment, fire prevention and extinguishing apparatus, and all engineering, maintenance, and housekeeping supplies and materials and all trademark, trade names and service marks.

“Plans and Specifications” shall mean all plans and specifications for the existing Improvements.

“Prohibited Person” shall mean any of the following:  (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or

(e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

“Project” shall mean each of the projects described on Exhibits J-1, J-2 and J-3 attached hereto which shall include as to each Project, the Land, Improvements, Space Leases, Service Contracts, Personal Property, and Other Interests.

“Pre-Closing Liabilities” is defined in Section 2.6.

“Project Name” shall mean a Contributor’s right, title, and interest, if any, in the names of each of the Projects.

“Property Condition Assessments” shall mean any report concerning the condition of any Project (other than Environmental Reports and Soils Reports), including, without limitation, any report on the structural condition of the Improvements, or other engineering studies.

“Rent Roll” shall mean the list of all Space Leases rental payable and other information for such Space Leases as set forth on Exhibit B.

“Rental Payments” shall mean all payments received by or on behalf of a Contributor, any LLC Subsidiary or the Joint Venture from Space Tenants with respect to the Space Leases for items such as minimum or base rent, additional rent, percentage rent, termination or cancellation charges, reimbursement for common area maintenance charges, real estate taxes, utilities, and insurance, as well as any other reimbursements or charges received thereunder.

“Service Contracts” shall mean, to the extent assignable, all oral or written agreements other than Space Leases between a Contributor or the Beaver Creek Purchased Company and third parties for the management, maintenance, service, or repair of the Projects.

“Soils Reports” shall mean all geological soils or geotechnical reports on any of the Projects.

“Space Leases” shall mean, collectively, all oral or written leases, licenses and kiosk agreements and all amendments thereto, assignments thereof, subleases thereto, and any extensions or expansions thereof, by which any third party has a right to the use or occupancy of any portion of any Project.

“Space Tenant” shall mean a tenant under a Space Lease.

“Survey” shall mean an as-built ALTA survey of any of the Projects.

“Tenant Deposit” shall mean each security deposit and other deposit made with respect to a Space Lease.

“Tenant Estoppels” shall mean the estoppel certificates executed by the Space Tenants, to be in the form reasonably approved by TRT and Lender (if any).

“Tenant Improvements” shall mean all construction work, repairs, improvements, equipment installation, painting, decorating, partitioning, and other work and obligations to satisfy the Space Tenant’s requirements with regard to occupancy under the currently effective term of each Space Lease, which are required to be completed by or paid for by the “lessor” or “landlord” under the Space Lease.

“Third Party Claim” is defined in Section 7.7 of this Agreement.

“Title Commitment” shall mean, for each Project, the commitments of the Title Company to issue the Title Policy, along with copies of all underlying documents referenced in such Title Commitment.

“Title Company” shall mean Chicago Title Insurance Company, Cleveland, Ohio.

“Title Policy” shall mean (a) for the Beaver Creek Project, the full coverage, standard, revised, ALTA-2006 Owner’s Policy of Title Insurance, with a non-imputation endorsement issued by the Title Company showing only the Permitted Exceptions, in favor of the Joint Venture (or the LLC Subsidiaries), (b) for the Centerton Project, the full coverage, standard, revised, ALTA-2006 Owner’s Policy of Title Insurance, with a non-imputation endorsement issued by the Title Company showing only the Permitted Exceptions, in favor of the Joint Venture (or an LLC Subsidiary) and (c) for the Mt. Nebo Project, the full coverage, standard, revised ALTA-7084 Owner’s Policy of Title Insurance with a non-imputation endorsement issued by the Title Company showing only the Permitted Exceptions, in favor of the Joint Venture (or an LLC Subsidiary), each such policy in the amount identified on Exhibit M attached hereto.

“Transaction” shall mean the transactions contemplated by this Agreement and the Partnership Agreement.

“Transferred Outparcels” is defined in Section 3.1 of this Agreement.

“TRT” shall have the meaning set forth in the preamble to this Agreement.

“TRT Investment” shall mean an amount in United States dollars in immediately available funds, which is determined as follows: $161,500,000 (representing the sales price of the Properties) minus the amount of the Initial Mortgage Indebtedness, if any, multiplied by .90.

“TRT Percentage Interest” shall mean TRT’s Percentage Interest in the Joint Venture, as set forth in the Partnership Agreement.

“Warranties” shall mean each and every existing and outstanding written service warranty provided by any third party concerning any Project.

Section 2.               Contribution/Sale and Formation.  The contribution or sale to the LLC Subsidiaries by the Contributors of the Projects, the sale of the Beaver Creek Purchased Company to the Joint Venture, and the contribution of the TRT Investment shall be upon the terms and subject to the conditions set forth in this Agreement.

2.1           Formation of the Joint Venture.  The Joint Venture was formed pursuant to the provisions of the Delaware Revised Uniform Partnership Act, Delaware Code, Title 6 Section 15-101 et seq., as amended from time to time, as evidenced by the filing of the Statement of Partnership Existence in the office of the Secretary of State of the State of Delaware on April 4, 2007 in the form of Exhibit N attached hereto.  At the time of Closing, DDR and TRT shall each execute and deliver to the other the Partnership Agreement.

2.2           Sale/Contribution of Projects; Sale of LLC Subsidiary Membership Interests and TRT Investment.  At the time of Closing, the following actions shall occur, all of which shall be deemed to have occurred simultaneously and none of which shall be effective unless and until all such actions have occurred:

2.2.1              Sale/Contribution of Projects.

(a)           Mt. Nebo shall convey the Mt. Nebo Project to TRT DDR Mt. Nebo LLC.

(b)           Apex shall sell all of the Beaver Creek Purchased Company Ownership Interests to the Joint Venture.

(c)           Centerton shall convey the Centerton Project to TRT DDR Centerton Square LLC subject to the Existing Debt.

(d)           Each Project and the Beaver Creek Purchased Company Ownership Interests shall be conveyed free and clear of all Liens, other than Permitted Exceptions and the Existing Debt.  The parties acknowledge and agree that a portion of the proceeds of the Initial Mortgage Financing will be used to satisfy the Existing Debt.

2.2.2              Contribution by TRT of the TRT Investment; Consideration for TRT Contribution.  TRT shall contribute the TRT Investment plus an amount equal to TRT’s pro rata share of the estimated working capital of the Joint Venture and the estimated Organizational Costs and Expenses of the Joint Venture to the Joint Venture in immediately available United States Dollars (the “Initial TRT Contribution”) less any proration items as more particularly set forth in Section 7.  In consideration of the Initial TRT Contribution, the Joint Venture shall issue to TRT the TRT Percentage Interest and credit TRT’s Capital Account with an amount equal to the Initial TRT Contribution.

2.3           Allocation of Aggregate Project Value.  The parties acknowledge and agree that the (i) Aggregate Project Value is $161,500,000 (the “Aggregate Project Value”) and (ii) the Aggregate Project Value shall be allocated among the Projects as set forth on Exhibit O attached hereto.

2.4           Initial Mortgage Indebtedness.  DDR and TRT shall cause the Joint Venture and the LLC Subsidiaries to execute and deliver the Loan Documents and all other documents required by Lender to fund the Initial Mortgage Indebtedness.  All costs related to the Initial Mortgage Indebtedness, including legal fees, shall be paid by the Joint Venture.  The net proceeds of the Initial Mortgage Indebtedness shall be used by the Joint Venture to fund the Consideration Amount.

2.5           Organizational Costs and Expenses.  All Organizational Costs and Expenses incurred by TRT or DDR shall be reimbursed by the Joint Venture upon the Closing as provided in the Partnership Agreement.

2.6           Assumed Liabilities.  On the Closing Date, the Joint Venture shall assume or cause the applicable LLC Subsidiaries thereof to assume and agree to pay, perform, and otherwise discharge (a) all of the liabilities and obligations that relate to the Beaver Creek Purchased Company, the Mt. Nebo Project and the Centerton Project, including, without limitation, all liabilities and obligations under the Indemnity Contracts that first arise or are required to be performed on or after the Closing Date, and (b) all of the liabilities and obligations that relate to the Beaver Creek Purchased Company, the Mt. Nebo Project and the Centerton Project (including, without limitation, liabilities and obligations under the Indemnity Contracts) to the extent that the Joint Venture receives a credit for such items at Closing (collectively, the “Assumed Liabilities”).  The Assumed Liabilities shall not include, and there is excepted, reserved and excluded from such Assumed Liabilities, the liabilities and obligations that relate to the ownership or operation of the Projects, Contributors and the Beaver Creek Purchased Company prior to the Closing Date (“Pre-Closing Liabilities”), all of which Pre-Closing Liabilities shall be retained, performed and paid by the Contributors.  The Contributors shall indemnify, defend and hold Purchaser and the Joint Venture harmless from and against any damages arising out of Pre-Closing Liabilities, such indemnification to survive the Closing.  Notwithstanding the foregoing, the Contributors shall not be required to indemnify, defend and hold Purchaser and the Joint Venture harmless from and against any damages arising out of the environmental condition of a Project except for liabilities described on Schedule 4.3.8, the physical condition of a Project or any matters disclosed in any title commitment, survey or title policy obtained in connection with the transactions contemplated by this Agreement, unless such damage results from (a) a breach of a representation and warranty of the Contributors in this Agreement or (b) a lawsuit relating to the physical condition of a Project that exists on the date of this Agreement or arises from an event or circumstance that occurred prior to Closing.  The Joint Venture shall indemnify, defend and hold Contributors harmless from and against any damages arising out of the Assumed Liabilities, such indemnification to survive the Closing.

Section 3.               Outparcels.

3.1           General.  At Closing, the Outparcel identified as Parcel 3 at the Mt. Nebo Project and the Outparcel at the Centerton Project will be conveyed to TRT DDR Mt. Nebo LLC and TRT DDR Centerton Square LLC, respectively, solely because as of the date of this Agreement and as of the Closing Date such Outparcels will not been subdivided (the “Transferred Outparcels”).  As such, all economic benefits and burdens, including for federal income, state and local franchise, property and other tax purposes, attributable to the Transferred Outparcels shall be allocated 100% to the appropriate Contributors in accordance with this Section 3.  Pursuant to Section 6.6 of this Agreement and notwithstanding Section 3.2 below, the Contributors shall have the right at any time to attempt to subdivide and reconvey the Transferred Outparcels to the appropriate Contributors for nominal consideration of $1.

3.2           Ground Leases; Sub-Leases.  At Closing (i) TRT DDR Mt. Nebo LLC shall execute and deliver a 99-year ground lease in the form of Closing Document “K” (the “Mt. Nebo Outparcel Ground Lease”) to Mt. Nebo Pointe LLC for annual ground lease payments equal to $1 conveying a leasehold interest in the Outparcel identified as Parcel 3 at the Mt. Nebo Project, and (ii) TRT DDR Centerton Square LLC shall execute and deliver a 99-year ground lease in the form of Closing Document “K” (the “Centerton Outparcel Ground Lease” together with the Nebo Outparcel Ground Lease, the “Ground Leases”) to DDR for annual ground lease payments equal to $1 conveying a leasehold interest in the Outparcel at the Centerton Project.  The Ground Leases shall include a provision which provides DDR the right to terminate at any time.  The Joint Venture covenants and agrees that neither it nor any of its affiliates will cause any LLC Subsidiary that holds fee title to any Transferred Outparcel to enter into any transaction with respect a Transferred Outparcel, other than the transactions contemplated by this Section 3.2 and transactions approved by DDR in writing.  DDR shall have the right to develop any Transferred Outparcel and enter into subleases with respect to any Transferred Outparcel without requiring the consent of TRT, the Joint Venture or any LLC Subsidiary.  DDR shall have the obligation to pay all Lease-Up Costs, Commissions and Concessions, any other costs and expenses related to the development and leasing of the Transferred Outparcels and the Transferred Outparcel’s proportionate share of taxes, insurance and common area maintenance charges and hereby agrees to indemnify, defend and hold each LLC Subsidiary that holds fee title to a Transferred Outparcel harmless from and against all liabilities, costs, claims and damages incurred or arising out of the ownership, development and/or leasing of the Transferred Outparcel owned by such LLC Subsidiary.  DDR covenants and agrees that all construction and development of the Outparcels will be completed in a good and workmanlike lien-free manner and in accordance with all applicable laws and in connection with the subdivision process satisfy any applicable rating agency criteria.

Section 4.               Representations and Warranties and Covenants.

4.1           Contributors’ Representations and Warranties.  The Contributors represent and warrant to TRT, as follows:

4.1.1              Organization and Authority.  The Contributors have been duly organized and are validly existing and in good standing under the laws of their respective jurisdiction of organization.  The Contributors have the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby.  This Agreement has been, and all of the documents to be delivered by the Contributors at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of the Contributors, enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy or insolvency and principles of equity.  Except as set forth in Schedule 4.1.1 hereof, the execution, delivery and performance of this Agreement and the instruments referenced herein and the consummation of the transaction contemplated hereby by the Contributors does not in any material respect, and will not, in any material respect, with or without notice or the passage of time or both, (i) violate any law, decree, judgment of any court or governmental authority which may be applicable to a Contributor or any Project; (ii) violate or result in a breach of, or constitute a default under (or an event with or without notice or lapse of time or both would constitute a default) under any material contract or agreement to which a Contributor is a party; (iii) violate or conflict with any provision of the organizational documents of a Contributor; or (iv) violate or result in a breach of any indenture, deed of trust, mortgage by which a Contributor or any project is bound.

4.1.2                                           Space Leases.  The Space Leases listed on Schedule 4.1.2 are the only Space Leases related to the Projects and, to the Contributors’ Knowledge,  all Space Leases are in full force and effect.  The Contributors have made available to TRT a true and complete copy of each Space Lease and Guarantee and the original, or copy, of the Contributors’ complete Lease File for each Space Lease.  All information set forth on the Rent Roll, is true, correct and complete in all material respects as of the date hereof.   No Contributor has granted any termination options, renewal options, purchase options, extension options or rights of first refusal regarding the Projects, except as expressly set forth in the Rent Roll.  Except as set forth in the Space Leases and the Lease Files, there are no agreements with any Space Tenant by a Contributor that would be binding on the Joint Venture.  Except for assignments (i) under existing financings (all of which shall have been effectively terminated prior to or concurrently with the Closing), and (ii) that will occur at or prior to Closing in connection with transfer of the Projects to the LLC Subsidiaries, no rent under or other right, title, or interest of a Contributor in and to the Space Leases has been assigned by a Contributor to any other party.

4.1.3                                           Rent.  No Rental Payments have been collected more than thirty (30) days in advance of the due date thereof.

4.1.4                                           Space Lease Defaults.  Except as set forth on Schedule 4.1.4, there are no existing monetary defaults and no existing non-monetary defaults by a Contributor or, to the Contributors’ Knowledge, any Space Tenant under any Space Lease.  Except as set forth in Schedule 4.1.4, no Contributor has received written notice by a Space Tenant asserting, and to the Contributors’ Knowledge, no Space Tenant has (i) any current right to offset rent, (ii) a claim against a Contributor, or (iii) a right to abate rent.

4.1.5                                           Guaranties.  Except as set forth on Schedule 4.1.5, to the Contributors’ Knowledge, no Guarantor is in default under any Guarantee.  Except as set forth in Schedule 4.1.5, no Contributor has received written notice by a Guarantor terminating any Guarantee or asserting that any Guarantee is no longer in full force and effect.

4.1.6                                           Warranties.  The Warranties listed on Exhibit E are all of the material warranties for the Projects and the Contributors have made available to TRT true and correct copies of the originals thereof.

4.1.7                                           Tenant Improvements.  Except as set forth on Schedule 4.1.7, all Tenant Improvement costs under the Space Leases have been paid or satisfied in full or will be paid by a Contributor when due and payable (except to the extent payment is being contested by a Contributor in good faith in which case a Contributor shall pay when due the amount that is not then in dispute and will pay the balance when such dispute is resolved or pursuant to any order of a court of competent jurisdiction).

4.1.8                                           Service Contracts.  The Service Contracts listed on Exhibit G are the only Service Contracts related to the Projects.  A true, correct and complete copy of each of the Service Contracts (or written description of oral contracts) has been delivered or made available to TRT.  There are no understandings, concessions, promises, or agreements between a Contributor and any party to the Service Contracts except as set forth in the Service Contracts.  No Contributor is in default under or with respect to the Service Contracts and to Contributors’

Knowledge, no other party to any Service Contracts is in default under or with respect to the Service Contracts.  Except for the Service Contracts, the Space Leases, the contracts identified on Schedule 4.1.8 and any documents that are exceptions shown in the Title Commitments, there are no material contracts or agreements relating to the Projects to which a Contributor, agent or Affiliate thereof, is a party and that would be binding on the Joint Venture or any LLC Subsidiary after the Closing Date.

4.1.9                                           Tenant Deposits.  Except as set forth in Schedule 4.1.9, there are no Tenant Deposits held by the landlord under any of the Space Leases and there are no arrearages in rent or additional rent under the Space Leases.  Contributors have collected and remitted Tenant Deposits in accordance with the applicable Space Lease and applicable laws.

4.1.10                                     No Known Environmental Litigation or Violation.  There is no Environmental Litigation pending against a Contributor relating to the Projects.  Except as may be disclosed in any environmental report set forth on Schedule 4.1.10, no Contributor has received written notice of existing violations of applicable Environmental Laws with respect to the ownership, use, condition, or operation of the Projects by a Contributor.  Except as set forth on Schedule 4.1.10, to Contributors’ Knowledge, no person or entity has used, generated, processed, stored, released, discharged, transported or disposed of Hazardous Substances on any Project, except for use and storage consistent with the use thereof as a shopping center and in compliance with environmental laws.  Contributors have not received written notice that any person or entity has used, generated, processed, stored, released, discharged, transported or disposed of Hazardous Substances on any property adjacent to a Project.

4.1.11                                     Litigation Proceedings/Compliance with Laws.  Except in each case as to matters covered (excluding deductibles) by one or more insurance policies, there are no judgments unsatisfied against a Contributor with respect to a Project or consent decrees or injunctions to which a Project is subject, and except as set forth on Schedule 4.1.11, there is no litigation or proceeding pending or, to the Contributors’ Knowledge, threatened against a Project or against a Contributor in regard to a Project.  No Contributor has received any notices, demands or deficiency comments from any governmental or quasi-governmental authority with regard to any Project which have not been fully and completely corrected.  No Contributor has received any notice of violations of any Land Use Restrictions or Applicable Laws affecting or applicable to any Project, except as set forth on Schedule 4.1.11.

4.1.12                                     Construction and Maintenance Work.  Except as set forth on Schedule 4.1.12, no construction and/or maintenance work is presently required by the terms of any Permitted Exceptions or, to the Contributors’ Knowledge, by any Land Use Restrictions or Applicable Laws affecting the Projects.

4.1.13                                     CC&R’s.  The CC&Rs listed on Schedule 4.1.13 are the only CC&Rs affecting the Projects.  Contributors have provided or made available to TRT true, correct and complete copies of the CC&Rs.  There are no existing monetary defaults by a Contributor or, to the Contributors’ Knowledge, (i) any non-monetary default by a Contributor or (ii) any defaults by any other party, under any CC&R.

4.1.14                                     Purchased Companies.  The Beaver Creek Purchased Company (i) is, or will be at the time of Closing, duly organized, validly existing and in good standing under the laws of the State of Delaware, and (ii) has, or will have at the time of Closing, full limited liability company power and authority to own and operate the Beaver Creek Project.  All of the Beaver Creek Purchased Company Ownership Interests are, or at the time of Closing will be owned directly by Apex free and clear of any Liens.  The Beaver Creek Purchased Company has not filed an election to be classified as an association taxable as a corporation for federal tax purposes.  There are no options, warrants or rights of conversion or any other contract relating to the Beaver Creek Purchased Company obligating the Beaver Creek Purchased Company, directly or indirectly, to issue additional membership interests or other equity interests.  The Beaver Creek Purchased Company was formed for the specific purpose of taking title to the Beaver Creek Project and the Beaver Creek Purchased Company does not own any other assets and has not conducted any other operations.  No LLC Subsidiary has made an election to be treated as a corporation for United States tax purposes.

4.1.15                                     Operating Statements.  The Operating Statements are true, correct and complete in all material respects as of the date thereof and were prepared in accordance with generally accepted accounting principles, subject to year-end adjustments, absence of footnotes and other classification and presentation items.  There has been no material adverse change in the operations of any Project since the date of the most recent Operating Statements.

4.1.16                                     Insurance.

(a)                                  Contributors have not received written notice or written request from any insurance company requesting the performance of any work or alteration with respect to any Project, which have not been fully and completely corrected.  Contributors have not received notice from any insurance company concerning any defects or inadequacies in any Project, which, if not corrected, would result in the termination of insurance coverage or increase its cost.

(b)                                 Schedule 4.1.16 describes: (i) a summary of the loss under each policy of insurance for the past 3 years; (ii) a statement describing each claim under a policy of insurance for the past 3 years for an amount in excess of $25,000; and (iii) a statement describing the loss experience for all claims for the past 3 years that were self-insured, including the number and aggregate costs of such claims.

4.1.17                                     Non-Foreign Status.  No Contributor is a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in (a) the Code and the corresponding income tax regulations, and (b) similar provisions of state law.

4.1.18                                     Not a Prohibited Person.

(a)                                  No Contributor is a Prohibited Person.

(b)                                 To Contributors’ knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person.

(c)                                  The assets each Contributor will transfer to Joint Venture under this Agreement are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person.

(d)                                 The assets each Contributor will transfer to Joint Venture under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).

4.1.19                                     Employees.  There are no employees of any Contributor employed in connection with the use, management, maintenance or operation of any Project whose employment will continue after the Closing Date.

4.1.20                                     ERISA.

(a)                                  No Contributor is an employee benefit plan subject to ERISA or a plan subject to Section 4975 of the Code, and none of its assets constitute assets of any such plan subject to ERISA or Section 4975 of the Code.

(b)                                 No Contributor is a “governmental plan” within the meaning of Section 3(32) of ERISA.  The consummation of the transactions contemplated by this Agreement will not violate such statutes in any manner that could result in liability to TRT or Joint Venture or its subsidiaries.

4.1.21                                     Taxes and Special Assessments.  No Contributor has submitted and, to Contributors’ Knowledge, no other person has submitted an application for the creation of any special taxing district affecting any Project, or annexation thereby, or inclusion therein.   No Contributor has received notice that any governmental or quasi-governmental agency or authority has commenced or intends to commence construction of any special or off-site improvements or has imposed or increased or intends to impose or increase any special or other assessment against any Project or any part thereof, including assessments attributable to revaluations of any Project.

4.1.22                                     Obligations of Purchased Companies.  As of the Closing Date, the Beaver Creek Purchased Company shall have no unpaid financial liabilities or financial obligations other than those liabilities and obligations (a) that are Permitted Exceptions, (b) pursuant to the terms of the Service Contracts, (c) pursuant to the terms of the Space Leases, or (d) that will be specifically adjusted or satisfied at the relevant Closing pursuant to this Agreement.

4.1.23                                     Aging of Receivables.  Attached to this Agreement as Schedule 4.1.23 is a correct and complete copy of the aging of accounts receivable arising from the operation of the Projects as of the date of this Agreement.

4.1.24                                     Compliance With Zoning and Other Ordinances; Occupancy and Other Permits.  Contributors represent and warrant that the Mt. Nebo Project has the following zoning classification: O/C — Office and Commercial District; that the present uses are in compliance with such zoning classification; and there exists no notice of any uncorrected violations of housing, building, safety, or fire ordinances.

4.1.25                                     Sewage Facility.  The Mt. Nebo Project is serviced by a community sewage system.  There are no illegal storm sewer connections per the Pennsylvania Sewage Facilities Act, 35 P.S. Section 750.1 et seq., as amended.

All rights and remedies arising in connection with the breach or inaccuracy of any of the representations and warranties contained in this Section 4.1 shall, to the extent applicable, survive the Closing of the transaction contemplated hereby for a period of time equal to the respective survival periods of such representations and warranties as set forth in Section 7.5 of this Agreement, and TRT’s remedies on account thereof shall be limited as provided in Section 7.6 of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, (a) if at the time of its execution of this Agreement, TRT has Knowledge that there exists any specific breach of or inaccuracy of any representation or warranty made by the Contributors in this Agreement, then the Contributors shall have no liability hereunder by reason of that any specific breach or inaccuracy, and that representation or warranty will be considered modified for the purposes of this Agreement to reflect the facts or circumstances that constitute or give rise to that specific breach or inaccuracy, and (b) if at the time of Closing, TRT has Knowledge that there exists any specific breach of or inaccuracy of any representation or warranty of the Contributors made in this Agreement, and TRT nonetheless elects to proceed to the Closing, then, upon the consummation of the Closing, TRT shall be considered to have waived any such specific default and breach and shall have no claim against the Contributors with respect thereto.  TRT acknowledges and agrees that the provisions of this paragraph shall survive the Closing of the Transaction.

4.2                                 TRT’s Representations and Warranties.  TRT represents and warrants to the Contributors as follows.

4.2.1                                           Organization and Authority.  TRT has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization.  TRT has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby.  This Agreement has been, and all of the documents to be delivered by TRT at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of TRT, enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy or insolvency and principles of equity.  The execution, delivery and performance of this Agreement by TRT does not in any material respect (i) violate any decree or judgment of any court or governmental authority which may be applicable to TRT; (ii) violate or result in a breach of, or constitute a default under (or an event with or without notice or lapse of time or both would constitute a default) under any contract or agreement to which TRT is a party; or (iii) violate or conflict with any provision of the organizational documents of TRT.

4.2.2                                           Conflicts and Pending Action.  There is no agreement to which TRT is a party or, to TRT’s knowledge, binding on TRT or a Project that violates this Agreement.

4.2.3                                           Litigation Proceedings.  There are no judgments unsatisfied against TRT and no litigation or proceeding pending or, to TRT’s Knowledge claimed or threatened against TRT that would have a material adverse impact on the ability of TRT to satisfy its obligations under this Agreement.  There is no criminal investigation concerning TRT that will have a material adverse affect on its ability to perform under this Agreement.

4.2.4                                           As-Is Contribution.  Except for the Contributors’ Warranties, TRT acknowledges that the Contributors are contributing or selling, as the case may be, the Centerton Project, the Mt. Nebo Project, and the Beaver Creek Purchased Company Ownership Interests to the Joint Venture or a LLC Subsidiary, and the Joint Venture is accepting, the Beaver Creek Purchased Company Ownership Interests and the Projects “as is,” “where is,” and “with all faults.”

4.2.5                                           Disclaimer of Representations and Warranties and Release.  Except for the Contributors’ Warranties, any other representations and warranties in this Agreement and any representations and warranties in the Closing Documents, TRT expressly acknowledges and agrees that the Contributors have not made any representations or warranties of any kind or nature with respect to the Projects or the Beaver Creek Purchased Company Ownership Interests, and any and all such representations or warranties (except for the Contributors’ Warranties, any other representations and warranties in this Agreement and any representations and warranties in the Closing Documents) are hereby disclaimed.  To the extent that the Contributors have provided or made available to TRT any documents, reports, studies, materials, information, or data relating to the Projects, TRT acknowledges and agrees that, except for the Contributors’ Warranties, the Contributors make no (and hereby disclaims any) representation or warranty, express or implied, of any kind or nature whatsoever with respect to the accuracy, completeness, or methodology concerning such materials.  TRT acknowledges and agrees that, with respect to the Beaver Creek Purchased Company Ownership Interests and the Projects, TRT has not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of the Contributors other than the Contributors’ Warranties, any other representations and warranties in this Agreement and any representations and warranties in the Closing Documents.  TRT has conducted inspections and investigations of the Projects as it deems necessary or desirable and shall rely upon the same and, upon Closing, shall assume the risk that adverse matters may not have been revealed by TRT’s inspections and investigations, except for the Contributors’ Warranties, any other representations and warranties in this Agreement and any representations and warranties in the Closing Documents.  Except as set forth in the Contributors’ Warranties, any other representations and warranties in this Agreement, any representations and warranties in the Closing Documents and Section 2.6 of this Agreement, TRT releases the Contributors from any liability arising from any physical or financial condition of any of the Projects or the Beaver Creek Purchased Company Ownership Interests.

All rights and remedies arising in connection with the untruth or inaccuracy of any of the representations and warranties contained in this Section 4.2 shall, to the extent applicable, survive the Closing of the transaction contemplated hereby for a period of time equal to the respective survival periods of such representations and warranties as set forth in Section 7.5 of this Agreement, and the Contributors’ remedies on account thereof shall be limited as provided in Section 7.6 of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, (a) if, to the Knowledge of the Contributors at the time of its execution of this Agreement there exists any breach of or inaccuracy of any representation or warranty made by TRT in this Agreement, then TRT shall have no liability hereunder by reason of that breach or inaccuracy, and that representation or warranty will be considered modified for the purposes of this Agreement to reflect the facts or circumstances that constitute or give rise to that breach or inaccuracy, and (b) if, to the Knowledge of the Contributors at the time of Closing, there exists any breach of or inaccuracy of any representation or warranty of TRT made in this Agreement, and the Contributors nonetheless elect to proceed to the Closing, then, upon the consummation of the Closing, the Contributors shall be considered to have waived any such default and breach and shall have no claim against TRT with respect thereto.  The Contributors acknowledge and agree that the provisions of this paragraph shall survive the Closing of the Transaction.

4.3                                 Covenants.  The obligations under this Section 4.3 shall survive the Closing.

4.3.1                                           Transfer of Beaver Creek Project to the Beaver Creek Purchased Company.  Immediately prior to the Closing, Apex shall (i) transfer by Deed fee simple title to the Land component of the Beaver Creek Project to the Beaver Creek Purchased Company, (ii) transfer by Assignment of Contracts all of the Service Contracts, Warranties and Other Interests owned by Apex to the Beaver Creek Purchased Company, (iii) transfer by Assignment of Leases all of the Space Leases owned by Apex to the Beaver Creek Purchased Company, and (iv) transfer by Bill of Sale, all other rights of Apex in and to any other assets owned by Apex and used by Apex solely in connection with the Beaver Creek Project (including, without limitation, the Permits and Approvals, Tenant Deposits, Personal Property, and Project Name) to the Beaver Creek Purchased Company.

4.3.2                                           CC&R Estoppel.  Contributors shall, prior to the Closing, use commercially reasonable efforts to obtain executed estoppels from each of the parties to any CC&R (other than any Contributor) substantially in the form attached hereto as Exhibit R (a “CC&R Estoppel”).

4.3.3                                           Mt. Nebo Lease-Up Costs.  Lease-Up Costs with respect to vacant space at the Mt. Nebo Project identified in the Master Lease shall to the extent required pursuant to the Master Lease be paid, when due and payable, by DDR in accordance with the terms and conditions of the Master Lease.

4.3.4                                           Mt. Nebo Commissions.  Commissions with respect to vacant space at the Mt. Nebo Project identified in the Master Lease shall to the extent required pursuant to the Master Lease be paid, when due and payable, by DDR in accordance with the terms and conditions of the Master Lease.

4.3.5                                           Mt. Nebo Concessions.  Concessions with respect to vacant space at the Mt. Nebo Project identified in the Master Lease shall to the extent required pursuant to the Master Lease be paid, when due and payable, by DDR in accordance with the terms and conditions of the Master Lease.

4.3.6                                           Operating Statements.  As soon as practicable after the date hereof, DDR shall cause to be delivered to TRT unaudited financial statements for the Projects for the three-month period ending March, 2007.

4.3.7                                           Performance Bonds.  Contributors agree to use commercially reasonable efforts to cause all performance bonds required to be maintained with respect to any Project to be assigned to the Joint Venture or its designee as set forth on Schedule 4.3.7.

4.3.8                                           Post-Closing Obligations.  Contributors agree to satisfy and perform all obligations identified on Schedule 4.3.8.

4.3.9                                           Ground Lease Obligations.  With respect to each of the outparcels identified on Schedule 4.3.9 (the “Master Lease Outparcels”), DDR covenants and agrees to pay to the Joint Venture, from the period commencing on the Closing Date and ending on the rent commencement date of each such Master Lease Outparcel (the “Obligation Period”), the amounts set forth opposite each such Master Lease Outparcel on Schedule 4.3.9.  Such amounts shall be payable monthly, in advance, on the first (1st) day of each calendar month during the Obligation Period.  Such amounts shall be prorated on a per diem basis (based upon a thirty (30) day calendar month) for any partial month during the Obligation Period.  Upon the rent commencement date of a Master Lease Outparcel, DDR shall have no further obligations with respect to such Outparcel.

4.4                                 Operation of the Projects.  Until the earlier of the Closing or the termination of this Agreement, Contributors undertake and agree as follows:

(a)                                  Contributors shall perform all material obligations relating to the Projects, including to pay (or cause to be paid or credit at Closing) prior to delinquency, all mortgages, liens, contract amounts, real property and personal property taxes, assessments and other levies which become due and payable with respect to the Projects, other than those taxes assessments and other levies that a Contributor is contesting in good faith and for which Contributors shall remain liable.

(b)                                 Subject to Sections 4.4(c) and 4.4(d), without TRT’s prior written approval, which may be withheld in TRT’s sole and absolute discretion, Contributors shall not directly or indirectly (i) sell, contribute, assign or create any right, title or interest whatsoever in or to the Project, (ii) cause or permit any mortgage, deed of trust, lien, assessment, obligation, interest, encroachment or liability whatsoever to be placed of record against the Project (other than the Permitted Exceptions and easements arising in the ordinary course of business that do not have a material affect on the Projects), or (iii) enter into any agreement to do any of the foregoing.

(c)                                  Without TRT’s prior approval, which may be withheld in TRT’s sole and absolute discretion, Contributors shall not enter into any new (or extend, amend, renew or replace any existing) agreement, service contract, employment contract, permit or obligation affecting the Projects that  would be binding upon Joint Venture upon its acquisition of the Projects, or file for, pursue, accept or obtain any zoning, land use permit or other development approval or entitlement, or consent to the inclusion of the Projects into any special district; provided, however, (i) Contributors may enter into service or similar contracts without TRT’s approval if such contract is entered into in the ordinary course of Contributors’ business and is terminable without penalty or premium on not more than 30 days notice from the owner of the Project and is disclosed promptly in writing to TRT; and (ii) may enter new Tenant Leases pursuant to Section 4.4(d).

(d)                                 Contributors shall not enter into any new lease of space at a Project (each, a “New Lease”) or extend, amend, renew or replace any lease of space at a Project (each, a “Lease Renewal”) without TRT’s prior written consent (which may be withheld in TRT’s sole and absolute discretion), except for Lease Renewals that are automatic or are at the Tenant’s election pursuant to the terms of the underlying lease.  If Contributors desire to enter into a New Lease or Lease Renewal after the Effective Date, it shall give written notice (the “New Lease Request”) to TRT and include the following information and documents with such New Lease Request:  (i) the name of the proposed or existing Space Tenant, (ii) identification of the portion of the applicable Project that is the subject of the New Lease or Lease Renewal, (iii) a summary of the material terms of the New Lease or Lease Renewal, including base rent, reimbursement of operating expenses, security deposit, guaranties or other credit enhancement, concessions, proposed tenant improvements and tenant improvement allowance, term, renewal options, early termination rights, permitted uses, and exclusive rights, (iv) a copy of the proposed New Lease or Lease Renewal and all exhibits thereto, and (v) financial information regarding the proposed or existing Space Tenant.  If TRT fails to respond to any New Lease Request within 5 Business Days after receipt thereof, TRT shall be deemed to have approved the request to enter into such New Lease or Lease Renewal.

(e)                                  Contributors shall remove the Projects from the market for sale, and shall not solicit, accept, entertain or enter into any negotiations or agreements with respect to the sale or disposition of any or all of the Projects, or any interest therein, or sell, contribute or assign any interest in the Projects except as provided herein.

(f)                                    Each Contributor shall cause the Projects to be operated and maintained in accordance with each Contributor’s past practice and all applicable Laws.

(g)                                 Contributors shall maintain all casualty and liability insurance in place as of the Effective Date with respect to the Projects in amounts and with deductibles substantially the same as existing on the Effective Date.

(h)                                 Contributors shall not remove any material item of Personal Property from the Real Property unless the same is obsolete and is replaced by tangible personal property of equal or greater utility and value.

(i)                                     Should any equipment or fixtures fail between the Effective Date and the Closing Date, Contributors shall be responsible for the repair or replacement of such equipment or fixtures with a new unit of similar size and quality, or at Contributor’s option, Contributor shall give the Joint Venture an equivalent credit towards the Aggregate Project Value at the Closing.

(j)                                     Contributors shall not apply any security or other deposits under any Space Lease to the obligations of any Space Tenant who is or may be in possession as of the Closing or otherwise withdraw or deplete Tenant Deposits from the levels indicated on Schedule 4.1.9.

(k)                                  Contributors shall not accept any rent from any Space Tenant (or any new tenant under any new lease permitted pursuant to the terms hereof) for more than one (1) month in advance of the payment date.

(l)                                     Contributors shall not commence or allow to be commenced on its behalf any action, suit or proceeding with respect to all or any portion of the Projects without the prior written consent of TRT, except for any action, suit or proceeding that arises in the ordinary course of business and the amount of the related claim does not exceed $50,000.

4.5                                 Casualty.  If, prior to the Closing Date, all or a portion of any Project is destroyed or damaged by fire or other casualty, Contributors will notify TRT in writing of such casualty.  TRT will have the option to terminate this Agreement upon advance written notice to Contributors given not later than 15 days after receipt of Contributors’ notice if (A) a Major Tenant is entitled to terminate its Space Lease as a result of such casualty or (B) all or a portion of any Project is destroyed or damaged by fire or other casualty, the cost or which to repair is expected to exceed (a) $1,000,000 with respect to the Beaver Creek Project or the Mt. Nebo Project and (b) $3,000,000 with respect to the Centerton Square Project.  If this Agreement is terminated, the Earnest Money Deposit will be returned to TRT and thereafter neither Contributors nor TRT will have any further rights or obligations to the other hereunder.  If either the Beaver Creek Project or the Mt. Nebo Project is damaged by less than $1,000,000, or the Centerton Square Project is damaged by less than $3,000,0000 and no Space Tenant that is a Major Tenant has a termination right under its Space Lease as a result of such casualty, Contributors will not be obligated to repair such damage or destruction but (i) Contributors will assign and turn over to the Joint Venture the insurance proceeds allocable to damages (or if such proceeds have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty and (ii) the parties will proceed to Closing pursuant to the terms hereof without abatement or reduction of the Aggregate Project Value for such Project, except that the Joint Venture or the applicable LLC Subsidiary will receive a credit for any insurance deductible amount less any costs or expenses paid by a Contributor in restoring the Project.

4.6                                 Condemnation.  If, prior to the Closing Date, any condemnation or sale in lieu of condemnation of all or any part of any Project occurs or is pending, Contributors will notify TRT in writing.  If the condemnation or sale in lieu of condemnation is of all or a material portion of a Project, TRT will have the option to terminate this Agreement upon written notice to Contributors given not later than 15 days after receipt of Contributors’ notice.  If this Agreement is terminated, the Earnest Money Deposit will be returned to TRT and neither TRT nor Contributors will have any further rights or obligations hereunder.  If any condemnation or sale in lieu of condemnation of less than a material portion of a Project occurs or is pending (or if a condemnation or sale in lieu of condemnation of all or a material portion of a Project occurs or is pending but TRT elects to proceed with Closing), Contributors will assign to the Joint Venture (or the applicable LLC Subsidiary) any and all claims for the proceeds of such condemnation or sale applicable to the Project, and Joint Venture (or the applicable LLC Subsidiary) will take title to the Project with the assignment of such proceeds and subject to such condemnation.

4.7                                 Tax Elections.  Contributors will not make any election to treat any LLC Subsidiary as a corporation for United States tax purposes.

Section 5.                                            Deposit and Payment of Purchase Price.  One business day following the Effective Date, TRT shall deposit the sum of Five Million Dollars ($5,000,000) (the “Earnest Money Deposit”) in an escrow account established at the offices of the Title Company.  The Earnest Money Deposit shall be invested in an interest-bearing account reasonably acceptable to both parties and shall be held by the Title Company on the terms and subject to the conditions of this Agreement.  If there is a conflict between the provisions of this Agreement and the terms of any applicable escrow agreement, the provisions of this Agreement shall govern.  If this transaction is consummated, the Earnest Money Deposit (together with any interest earned thereon) shall be applied against the TRT Investment as a credit to TRT.  Except as otherwise specifically provided in this Agreement, the Earnest Money Deposit shall be non-refundable upon expiration of the Due Diligence Period.

Section 6.                                            Closing.

6.1                                 Closing.  The Closing shall occur on a date agreed to by the parties hereto but in no event shall the Closing occur later than May 12, 2007 (the “Closing Date”).  The transactions described herein for the Closing shall be closed through an escrow with the Title Company, as escrow agent, by means of concurrent delivery of the documents of title, transfer of interests and delivery of the documents and amounts described herein.

6.2                                 Closing Conditions to the Parties’ Obligations to Close.  The obligation of the Contributors, on the one hand, and TRT, on the other hand, to consummate the Closing of the Transaction is contingent upon the following:

6.2.1                                           The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date (except those that are made as of a specific date, which shall be true and correct in all material respects as of the date made);

6.2.2                                           The other party shall have performed in all material respects its obligations hereunder that are required to be performed on or before the Closing Date and all deliveries to be made at the Closing have been made;

6.2.3                                           Contributors shall terminate at or prior to the Closing all property management, leasing, brokerage, service and other agreements or arrangements with Affiliates or employees of a Contributor (or in which a Contributor, its Affiliates or any of their respective employees have an ownership, financial or economic interest), except for the Service Contracts listed on Schedule 6.2.3.  All termination fees and any other costs and expenses shall be the sole responsibility of Contributors, and neither the Joint Venture nor TRT shall bear any liability for such fees, costs and expenses;

6.2.4                                           The Title Company shall be prepared to issue the Title Policies as of the Closing Date; and

6.2.5                                           TRT shall have received prior to the Closing executed Tenant Estoppel Certificates (a “Tenant Estoppel Certificate”) substantially in the form of Exhibit P-1 attached hereto from (i) tenants that are not Major Tenants (“Non-Major Tenants”) occupying in the aggregate at least sixty percent (60%) of the gross leaseable area of each Project occupied by Non-Major Tenants, and (ii) from all tenants that occupy more than 10,000 square feet (each, a “Major Tenant”) of each Project, which Tenant Estoppel Certificates do not allege any material claims against, or defaults by, a Contributor and which do not assert any offsets or defenses under the relevant Space Leases, nor contain any material deviation between (x) the information specified in said Tenant Estoppel Certificates, and (y) the Rent Roll.  To the extent the Contributors deliver less than sixty percent (60%) of the Tenant Estoppel Certificates for Non-Major Tenants or do not deliver an Estoppel Certificate from all but three of each Major Tenant, the Contributors may deliver a Contributor’s Estoppel Certificate (a “Contributor’s Estoppel Certificate”) in substantially the form of Exhibit P-2, covering the shortfall.  A Contributor’s Estoppel Certificate, shall be of no further force and effect as of the date on which an acceptable Tenant Estoppel Certificate in the form and content required pursuant to this Section 6.2.5 is received from a third party tenant.  If an independent third party is engaged by a Contributor to assist that Contributor with respect to the preceding obligation, the costs of such person shall be borne solely by that Contributor.

6.2.6                                           Intentionally left blank.

6.2.7                                           A casualty shall have occurred or a condemnation shall have occurred or be pending or threatened at any Project for which either (i) TRT shall not have received written notice or (ii) TRT shall not have received a full 5 business days to respond to any written notice received from Contributors of such casualty or condemnation unless such casualty or condemnation does not fall within the materiality thresholds set forth in Section 4.5 and Section 4.6 of this Agreement.

6.3                                 Contributor Deliveries in Escrow.  On or before the Closing Date, except as otherwise provided herein, the Contributors shall deliver, or cause to be delivered, to TRT, the Joint Venture or the LLC Subsidiaries, as applicable, in the closing escrow the following, with respect to the Projects and the Beaver Creek Purchased Company Ownership Interests.

6.3.1                                           Partnership Agreement.  The Partnership Agreement, executed by DDR.

6.3.2                                           Assignment of LLC Subsidiary Membership Interests.  Each Assignment of LLC Subsidiary Membership Interests.

6.3.3                                           Deed.  A Deed for the Mt. Nebo Project and the Centerton Project.

6.3.4                                           Bill of Sale.  A Bill of Sale for the Mt. Nebo Project and the Centerton Project.

6.3.5                                           Assignment of Leases.  An Assignment of Leases for the Mt. Nebo Project and the Centerton Project.

6.3.6                                           Assignment of Contracts.  An Assignment of Contracts for Mt. Nebo Project and the Centerton Project.

6.3.7                                           Notices of Assignment and Assumption.  A written notice in the form of Closing Document “I” attached hereto, a copy of which shall be sent to each Space Tenant under a Space Lease, and a written notice in the form of Closing Document “J” attached hereto to each party to a Service Contract, which notices shall include a request for a new insurance certificate naming the Joint Venture or the applicable LLC Subsidiary as an additional insured.

6.3.8                                           Transfer of Permits and Approvals.  Each Contributor shall execute all applications and instruments reasonably required in connection with the transfer of all Permits and Approvals, to the extent transferable, in order to transfer the benefits of each such Permit and Approval to the applicable LLC Subsidiary.

6.3.9                                           Representations and Warranties.  A certificate executed by each Contributor confirming that, as of the Closing Date, such Contributor’s representations and warranties set forth in this Agreement continue to be true and correct in all material respects, or stating how such representations and warranties are no longer true and correct.

6.3.10                                     Transfer Tax Declaration.  If applicable, a duly completed real estate transfer tax declaration or return for all Projects.

6.3.11                                     Management Agreement.  The Management Agreement, executed by DDR.

6.3.12                                     Master Lease.  The Master Lease, executed by DDR.

6.3.13                                     Affidavit of Title.  An Affidavit of Title and nonimputation affidavits in the form, and to the extent reasonably requested by, the Title Company.

6.3.14                                     Evidence of Authority.  Evidence that each Contributor has the requisite power and authority to execute and deliver, and perform under, this Agreement and all documents to be signed by a Contributor in connection herewith, consisting of appropriate certificates, an incumbency certificate duly executed by the secretary or assistant secretary of each Contributor with respect to the offices held by the persons who at Closing execute documents on behalf of that Contributor, and a certificate (duly certified by the secretary or assistant secretary of such entity) with respect to the resolution of the members of each Contributor authorizing that Contributor to enter into the Transaction, which certificate shall also recite that the resolution has been duly adopted and remains in full force and effect.

6.3.15                                     Formation Closing Statement.  A closing statement which shall, among other items, set forth the TRT Investment, the cash payment made to each Contributor, and all disbursements made at Closing on behalf of TRT and the Contributors (the “Closing Statement”).

6.3.16                                     Non-Foreign Affidavit.  A certificate in the customary form evidencing that each Contributor is not a foreign entity.

6.3.17                                     State Law Disclosures.  Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property, including transfer tax declarations.

6.3.18                                     Estoppels.  Copies of all executed Tenant Estoppels received by the Contributor from any Space Tenant and of any Contributor’s Estoppel Certificate executed by a Contributor and copies of all executed CC&R Estoppels.

6.3.19                                     Title Policies.  A Title Policy for each Project issued by the Title Company, showing only the Permitted Exceptions, in favor of the LLC Subsidiaries in the amounts set forth on Exhibit M attached hereto.

6.3.20                                     Other Instruments.  Such other instruments or documents as may be reasonably requested by TRT or the Title Company, or reasonably necessary, to vest title in each Project to the applicable LLC Subsidiary (which instruments or documents shall be subject to the Contributor’ prior approval thereof, which approval shall not be unreasonably withheld or delayed).

6.4                                 TRT’s Deliveries in Escrow.  On or before the Closing Date, except as otherwise provided herein, TRT shall deliver, or cause to be delivered, in the closing escrow the following.

6.4.1                                           Capital Contribution.  Cash in an amount equal to the Initial TRT Contribution, deposited by TRT with the Title Company in immediate, same day federal funds for delivery as TRT’s capital contribution to the Joint Venture in respect of the Projects.

6.4.2                                           Authority Documentation.  Such evidence of authority for the transactions contemplated hereby as shall be required by the Title Company or the Contributors.

6.4.3                                           Additional Documents.  Any additional documents that the Title Company, may reasonably require for the proper consummation of the Transaction.

6.4.4                                           Representations and Warranties.  A certificate executed by TRT confirming that, as of the Closing Date, such parties’ representations and warranties continue to be true and correct in all material respects, or stating how such representations and warranties are no longer true and correct.

6.4.5                                           Partnership Agreement.  The Partnership Agreement, executed by TRT.

6.5                                 Joint Venture Deliveries in Escrow.  On or before the Closing Date, except as otherwise provided herein, the Joint Venture (or one or more of the LLC Subsidiaries) shall deliver or cause to be delivered to the Contributors and to TRT in the closing escrow the following.

6.5.1                                           Authority Documentation.  Such evidence of authority for the transactions contemplated hereby as shall be required by the Title Company, the Contributors or TRT.

6.5.2                                           Assignment of Leases.  An Assignment of Leases for the Mt. Nebo Project, executed by TRT DDR Mt. Nebo LLC and an Assignment of Leases for the Centerton Project, executed by TRT DDR Centerton Square LLC.

6.5.3                                           Assignment of Contracts.  An Assignment of Contracts for the Mt. Nebo Project, executed by TRT DDR Mt. Nebo LLC and an Assignment of Contracts for the Centerton Project, executed by TRT DDR Centerton LLC.

6.5.4                                           Assignment of LLC Subsidiaries Membership Interests.  The Assignment of LLC Subsidiary Membership Interests, executed by the Joint Venture.

6.5.5                                           Master Lease.  The Master Lease, executed by the TRT DDR Mt. Nebo LLC.

6.5.6                                           Management Agreement.  The Management Agreement, executed by each LLC Subsidiary.

6.5.7                                           Ground Leases/CC&Rs Relating to Transferred Outparcels.  The Mt. Nebo Outparcel Ground Lease and the Centerton Outparcel Ground Lease, executed by TRT DDR Mt. Nebo LLC and TRT DDR Centerton Square LLC, respectively, together with any CC&R’s (or amendments to existing CC&R’s) that DDR may reasonably require in connection therewith.

6.6                                 Post-Closing Conveyance.  At Closing, the Transferred Outparcels will be conveyed to the LLC Subsidiaries pursuant to this Agreement solely because, as of the date of this Agreement, the Transferred Outparcels have not been subdivided.  After Closing, at the election of DDR, TRT and DDR shall cause the Joint Venture to cause the LLC Subsidiaries to convey the Transferred Outparcels to the Contributors, or one or more of their designees, subject to and in accordance with the following provisions:

6.6.1                                           Subdivision Actions.  DDR and TRT shall cause the Joint Venture to cause the LLC Subsidiaries to execute such instruments as may be reasonably required for the subdivision of the Transferred Outparcels.

6.6.2                                           Costs.  All costs associated with conveyance and subdivision of the Transferred Outparcels shall be the responsibility of DDR.  The parties acknowledge that no value shall be attributed to Transferred Outparcels either at the date of formation of the Joint Venture or at the date of distribution of the Transferred Outparcels to DDR or its designees.  DDR shall be responsible for, and shall hold the LLC Subsidiaries harmless from and against, any and all costs, claims, liabilities, or expenses, including any related to federal income and state and local franchise, property and other taxes related to the maintenance and ownership of the Transferred Outparcels.

6.6.3                                           Obligation to Convey.  Upon satisfaction of the respective conditions set forth below as to the Transferred Outparcels, DDR, as managing member of the Joint Venture, is authorized to cause the LLC Subsidiaries to convey the Transferred Outparcels to DDR, or one or more of its designees.  The obligations of DDR and TRT contained in this Section 6.6 shall survive Closing.

6.6.4                                           Outparcels.  With respect to each Transferred Outparcel, upon the satisfaction of the following conditions, all of which DDR shall use commercially reasonable efforts to satisfy as quickly as feasible, DDR, as managing member of the Joint Venture, shall cause the LLC Subsidiaries to convey the Transferred Outparcels to DDR or its designees by special warranty deed for nominal stated consideration:  (a) the delivery to the Joint Venture of a certified copy of a recorded plat of subdivision or instrument making such Transferred Outparcel a separate lot and tax parcel, duly approved by the municipality or governmental authority having jurisdiction over the subdivision of such real property and in compliance with all legal requirements including parking requirements; (b) satisfactory evidence that the conveyance will not cause the related Project or such Transferred Outparcel to fail to qualify as a Permitted Use; and (c) the release of such Transferred Outparcel from the lien of the Loan Documents.  TRT and the Joint Venture covenant and agree to use all commercially reasonable efforts to satisfy all conditions to the release of the Transferred Outparcels from the lien of the Loan Documents.

Section 7.                                            Prorations, Credits, Closing Costs, Allocation of Liability Under Indemnity Contracts, Survival Periods and Indemnification.

7.1                                 Proration Items.  Cash due at the Closing shall be adjusted for all revenue and expenses of the Project, whereby the portion thereof allocable to periods beginning as of the Closing Date shall be credited to the Joint Venture, or charged to the Joint Venture, as applicable, and the portion thereof allocable to periods ending on the day before the Closing Date shall be credited to the Contributors, or charged to the Contributors, as applicable, all of which prorations shall be made on the Closing Date or, in the case of allocations to be made after the Closing Date as more particularly provided below, upon receipt of such payments or payment of such expenses.  TRT and Contributors agree to cause their accountants to prepare a proration schedule (the “Proration Schedule”) of adjustments 10 Business Days prior to Closing.  If there is a net amount due to the Joint Venture, the Contributors shall pay such amount directly to the Joint Venture on the Closing Date.  If there is a net amount due to the Contributors, the Joint Venture shall pay such amount to the Contributors on the Closing Date.  The following items shall be prorated between the Joint Venture and the Contributors or credited to the Joint Venture or the Contributors, and the provisions of this Section 7.1 shall survive Closing hereunder:

7.1.1                                           Real Estate Taxes and Assessments.  Ad valorem real estate taxes and assessments and personal property taxes with respect to the Projects for the current calendar year shall be prorated as of the Closing Date, but only to the extent that Space Tenants are not obligated under Space Leases to reimburse the Contributors for their allocable share of such taxes and assessments.  If any Space Tenant that is obligated to reimburse a Contributor or an LLC Subsidiary for its allocable share of such taxes and assessments fails to reimburse that Contributor or that LLC Subsidiary for such share that is attributable to a period prior to the Closing, then the Contributors shall pay the applicable LLC Subsidiary the amount that such Space Tenant was required to contribute for such pre-closing period.  The Contributors shall have the right to bring actions against such Space Tenant, and shall be subrogated to the rights of the applicable LLC Subsidiary against such Space Tenant, for such amounts provided such actions shall only be for monetary damages and the Contributors shall not have the right to seek to evict or otherwise terminate the underlying Space Lease.  The Contributors shall pay all installments of assessments levied upon the Projects which are due prior to the Closing Date; provided, that to the extent the Joint Venture, an LLC Subsidiary or the Contributors are entitled to reimbursement for such assessments from a Space Tenant, any amounts received by the Joint Venture or an LLC Subsidiary in respect thereof shall promptly be paid over to the Contributors.  In the event that tax bills for the current year’s taxes are not available on the Closing Date, taxes shall be prorated based upon the tax bills for the previous year, or, if available, based upon the current assessed valuation and current millage rates, and, in such event (or in the event of any reassessment or re-billing thereof), the Contributors and the Joint Venture shall re-prorate the taxes when actual tax bills for the current year are available and when the Contributors have received tax reimbursement payments from Tenants obligated under Space Leases to reimburse the Contributors for their allocable share of such taxes and assessments.  All ad valorem real estate taxes and assessments and personal property taxes with respect to the Projects for periods prior to the current calendar year (which may become payable in the event of any reassessment re-billing thereof, or in the event of any failure of any tax contest maintained by the Contributors with respect thereto) shall remain the obligation of the Contributors (and the Contributors shall be entitled to receive any refund or rebate on any ad valorem real estate taxes and assessments and personal property taxes with respect to the Projects for periods prior to the current calendar year).

7.1.2                                           Rents.  All Rental Payments for the month in which the Closing occurs shall be prorated as of the Closing Date.  Any checks for Rental Payments received after the Closing Date by the Contributors or their respective agents shall be promptly endorsed to the Joint Venture by the payee thereof and promptly transmitted to the Joint Venture; if any of such Rental Payments belong in part to the Contributors and in part to the Joint Venture or an LLC Subsidiary, upon such endorsement and transmittal (and receipt of collected funds), such checks shall be promptly deposited by the Joint Venture or its agent and the part thereof belonging to the Contributors shall be promptly paid to the Contributors and the balance shall be retained by the Joint Venture or an LLC Subsidiary.  The parties agree to re-prorate all Rental Payments for amounts actually received within sixty (60) days following the Closing Date.  The closing statement shall be prepared on the basis of amounts billed as of the first day of the month during which the Closing occurs.

7.1.3                                           Past Due Rents.  Any Rental Payments which, as of the Closing Date, are past due and unpaid and which are received subsequent to the Closing Date by the Joint Venture, an LLC Subsidiary or the Contributors or their respective agents shall be applied first to pay the current portion of all Rental Payments due the Joint Venture or an LLC Subsidiary under such Space Lease, and then to pay to the Contributors any portion of such Rental Payments applicable to the period ending as of the Closing Date under such Space Lease.  Upon any payment of such amounts to the Contributors, a proportionate share of any costs of collection actually incurred by the Joint Venture or an LLC Subsidiary in connection therewith shall be deducted from such payment.

7.1.4              Post-Closing Adjustment Payments and CAM Reconciliation.  At least 10 Business Days prior to the Closing Date, Contributors shall provide TRT with a reasonably detailed reconciliation for each Tenant showing all common area maintenance charges, property taxes, insurance and other operating cost pass throughs payable by Space Tenants (collectively, “Operating Expenses”) incurred by each Contributor from the beginning of the then-current calendar year (or if different, such Space Tenant’s then-current annual billing period for Operating Expenses) through the Closing Date, and any Operating Expense estimates and charges collected by such Contributor during the same period of time and relating to such Space Tenant, all in form customarily submitted to each Space Tenant (the “CAM Reconciliation”).  To the extent any Contributor has received as of the Closing any monthly or periodic payments of Operating Expenses allocable to periods subsequent to Closing, the same shall be prorated and the Joint Venture shall receive a credit therefor at Closing.  With respect to any monthly or periodic payments of Operating Expenses received by Joint Venture after the Closing allocable to Seller prior to Closing, Joint Venture shall promptly pay same to the applicable Contributor (subject to Section 7.1.3).  Notwithstanding the foregoing, to the extent that the CAM Reconciliation reveals that Contributor has over-collected Operating Expenses such that, if the end of the operating expense year under the Space Leases was the Closing Date, Contributor would be obligated to refund money to the Space Tenants (an “Over Collection”), rather than collect additional money from the Space Tenants (an “Under Collection”), said Over Collection shall be paid by such Contributor to Joint Venture at the Closing as a settlement statement credit; provided, in the event of an Under Collection, the amount of the Under Collection shall be paid by Joint Venture to Contributor outside of escrow within 5 Business Days after receipt from the applicable Space Tenant in connection with the year-end Operating Expense reconciliation process.

7.1.5              Contributors’ Collection Rights.  Except as provided in Section 7.1.3 of this Agreement, from and after the Closing Date, the Contributors shall have the right to collect and receive for their own account any Rental Payments that are due and payable as of the Closing Date.  The Contributors’ right of collection shall include, without limitation, the right to commence an action or proceeding against a Space Tenant, Guarantor or other party (provided that the Contributors give TRT at least ten (10) days’ notice before commencing any action or proceeding against any Space Tenant or Guarantor), but the Contributors agree not to institute a summary disposition or eviction action against any Space Tenant.

7.1.6              Security Deposits/Advance Rent.  The Contributors shall transfer to the account of the Joint Venture at Closing an amount equal to all cash Tenant Deposits then outstanding under the Space Leases and all Rental Payments made in advance (to the extent not prorated as set forth above).  With respect to Non-Cash Tenant Deposits, a list of which is attached hereto as Schedule 7.1.6, the Contributors shall, at the Contributors’ expense (i) deliver to the Joint Venture at the Closing such Non-Cash Tenant Deposits, and (ii) execute and deliver such other instruments as are necessary to cause such Non-Cash Tenant Deposits to be payable to the Joint Venture or the applicable LLC Subsidiary upon presentation in accordance with their terms.  If such transfer to the Joint Venture’s or the applicable LLC Subsidiary’s name cannot be accomplished simply by the Contributors’ assignment at Closing, the Contributors shall have such time as is reasonably necessary to deliver the necessary transfer documents so long as the Contributors promptly commence, prior to the Closing Date, the action necessary to accomplish such transfer and diligently pursue it to completion.  If, prior to the date the Contributors properly transfer the Non-Cash Tenant Deposits to the Joint Venture or the applicable LLC Subsidiary, the Joint Venture notifies the Contributors that the Joint Venture requires a Non-Cash Tenant Deposit to be drawn or cashed, the Contributors will promptly, as agent for the Joint Venture or the applicable LLC Subsidiary, take the required action and deliver all proceeds to the Joint Venture, provided that the Joint Venture indemnifies the Contributors from any loss on account of such action taken at the direction of the Joint Venture.

7.1.7              Utility Expenses and Payments and Insurance Premiums.  No proration shall be made with respect to utility bills.  Insurance premiums with respect to insurance policies carried by the Contributors with respect to the Projects shall be prorated as of the Closing Date.  Schedule 7.1.7 lists the current insurance premiums for insurance policies carried by the Contributors with respect to the Projects, which list shall form the basis for the proration of insurance premiums under this Section 7.1.7.  The Joint Venture shall be added to the umbrella policies currently held by the Contributors and the Joint Venture shall pay that portion of the insurance premiums for such policies that are attributable to the Projects for the period following the Closing Date (provided, that insurance premiums paid prior to the Closing Date for which the Contributors have received reimbursement from Tenants under Space Leases shall not be prorated to the extent of such reimbursement and insurance premiums paid after the Closing Date that relate to any period prior to the Closing Date for which the Joint Venture or an LLC Subsidiary has received reimbursement from Tenants under Space Leases shall not be prorated to the extent of such reimbursement).  The Joint Venture shall pay all amounts necessary in order to cause the insurance carrier or carriers of such policies to endorse the policies to name the Joint Venture as a named insured.

7.1.8              Utility Deposits.  The Contributors shall receive a credit on the Closing Date for the amount of any utility deposits made by the Contributors which are not refundable to the Contributors by the holder thereof and which deposits are transferred to the Joint Venture or an LLC Subsidiary at Closing and are reasonably documented to the Joint Venture by either the Contributors or the holder thereof.  Except as aforesaid, the Contributors shall not assign to the Joint Venture any deposits that the Contributors have with any of the utility services or companies servicing the Projects.

7.1.9              Service Contract Payments.  At least 10 Business Days prior to Closing, Contributors shall estimate the amount of expenses due under any Service Contracts and shall provide same to TRT.  All payments made under any Service Contracts assumed by the Joint Venture or an LLC Subsidiary at Closing shall be prorated as of the Closing Date.  Any payment due and owing under any Service Contract that are allocable to both periods ending on the day before the Closing Date and periods beginning as of the Closing Date but that has not been made as of the Closing Date shall be prorated on a post-closing basis at the time the payment is actually made (provided, that payments made after the Closing Date for which the Joint Venture or any LLC Subsidiary has received reimbursement from Tenants under Space Leases shall not be prorated to the extent of such reimbursement).  Following the Closing, and in any event, within 90 days of the Closing, Contributors shall provide TRT with a final reconciliation showing all payments made under the Services Contracts and any payments made to or from Contributors in reconciliation of same.

7.1.10            Lease-Up Costs.  Subject to Section 4.3.2, all Lease-Up Costs now or hereafter due with respect to the current term of any Space Lease in existence on the Closing Date shall be credited, by the applicable Contributor or its Affiliate to the LLC Subsidiary that will own the Project that includes the space subject to such Space Lease at Closing.  All Lease-Up Costs due with respect to future or renewal terms or expansion space leased following the Closing Date under any Space Lease shall be paid, when due and payable, by the LLC Subsidiary that will own the Project that includes the space subject to such Space Lease.

7.1.11            Commissions.  Subject to Section 4.3.3, all Commissions due with respect to the current term of any Space Lease in existence on the Closing Date shall be credited by the applicable Contributor or its Affiliate to the LLC Subsidiary that will own the Project that includes the space subject to such Space Lease at Closing.  All Commissions due with respect to future or renewal terms or expansion space leased following the Closing Date under any Space Lease shall be paid, when due and payable, by the LLC Subsidiary that will own the Project that includes the space subject to such Space Lease.

7.1.12            Concessions.  Subject to Section 4.3.4, all Concessions in the nature of out-of-pocket costs or expenses now or hereafter due with respect to the current term of any Space Lease in existence on the Closing Date shall be credited by the applicable Contributor or its Affiliate to the LLC Subsidiary that will own the Project that includes the space subject to such Space Lease at Closing.  In addition, with respect to the current term of any Space Lease in existence on the Closing Date, the applicable Contributor or its Affiliate shall pay to the LLC Subsidiary that will own the Project that includes the space subject to any such Space Lease the sum of all “free rent” or other Concessions outstanding as of the Closing Date that are not in the nature of out-of-pocket costs or expenses.  All Concessions due with respect to future or renewal terms or expansion space leased following the Closing Date under any Space Lease shall be paid, when due and payable, by (or the economic cost thereof borne by) the LLC Subsidiary that will own the Project that includes the space subject to such Space Lease.

7.2           Reprorations after Closing Date.

7.2.1              Amounts Unavailable as of Closing Date.  In the event that the actual amounts of any of the proration items set forth in Section 7.1 of this Agreement are unavailable as of the Closing Date, then such proration shall be made on the basis of an amount reasonably estimated by TRT and the Contributors on the Closing Date, and TRT and the Contributors shall thereupon re-prorate such items at such times as the exact amounts for such proration items become available.

7.2.2              Year-End Adjustments.  In the event various prorations provided for herein are inconsistent with the actual amounts reimbursed for such prorated amounts by Space Tenants to the Contributors, the Joint Venture or an LLC Subsidiary, such items shall be re-prorated when all amounts required for accurate prorations become available.  For example, in the event that all real estate taxes for the year 2007 are reimbursed by Space Tenants, and the total real property tax reimbursements from Space Tenants that are paid to the Joint Venture or an LLC Subsidiary following the Closing for the year 2007 result in the Joint Venture or an LLC Subsidiary receiving more, or less, than the amount allocated to the Joint Venture in the prorations at Closing, then the amounts shall be re-prorated so that the amount prorated to the Joint

Venture is the same as the amount reimbursed, or reimbursable by Space Tenants for such real property taxes allocated to the Joint Venture in the initial proration.

7.2.3              Other Adjustments.  In the event of any other post-Closing adjustment of prorations, including without limitation any changes resulting from a Space Tenant challenging the amount of common area or any other charges paid by such Space Tenant, or in the event that the Joint Venture otherwise reasonably determines that such amounts charged to and paid by such Space Tenant were incorrect, the Contributors and the Joint Venture shall pay the amount due as a result of such adjustment based on the period of their respective ownership.

7.2.4              Limitations on Reprorations.  All reprorations shall be deemed final unless a Contributor or TRT notifies the other within sixty (60) days following the receipt by TRT of the Joint Venture’s year end financial statements.

7.3           Payment of Costs and Fees; Transfer Taxes.  Organizational Costs and Expenses shall be paid in accordance with the Partnership Agreement.  If the Transaction is not consummated, each party shall pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, attorneys’ fees.  Transfer taxes incurred as a result of the transfer of the Projects to the Joint Venture or an LLC Subsidiary shall be paid one-half by the Contributors and one-half by the Joint Venture.

7.4           Allocation of Obligations, Responsibilities and Liabilities under Indemnity Contracts.  All benefits, obligations, responsibilities and liabilities under the Indemnity Contracts shall be allocated to the Contributors for those matters that arose and for the benefits related to the period prior to the Closing Date.  All benefits, obligations, responsibilities and liabilities under the Indemnity Contracts shall be allocated to each LLC Subsidiary and each LLC Subsidiary shall perform and be responsible for such obligations, responsibilities and liabilities under the Indemnity Contracts for the period from the Closing Date and thereafter.

7.5           Survival of Representations, Warranties and Covenants.  The representations, warranties, covenants and obligations of the Contributors and TRT contained in this Agreement shall survive the Closing as follows:  (A) the covenants and obligations of the Contributors and TRT shall survive until complied with, unless otherwise limited by their terms in this Agreement, and (B) the representations and warranties of the Contributors and TRT shall survive the Closing for a period of nine (9) months.  The parties agree that in the event notice of any claim for indemnification under Section 7.7 of this Agreement shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

7.6           Indemnification.   The Contributors hereby indemnify and hold harmless TRT and the Joint Venture from all losses, costs, damages, claims, obligations or liabilities (collectively, “Damages”) arising by reason of, or with respect to (i) any inaccuracy in or breach of any of the representations or warranties made by any of the Contributors in this Agreement; provided, that any claim for indemnification based on any inaccuracy in or breach of a representation or warranty must be made prior to expiration of the survival period set forth in

Section 7.5 hereof, or (ii) the non-performance of any covenant or obligation to be performed by any of the Contributors hereunder, or (iii) liabilities or obligations with respect to the Pre-Closing Liabilities, or (iv) failure to close the Initial Mortgage Debt on the Closing Date, provided that for purposes of this clause (iv), Damages shall be limited to the additional or incremental costs incurred by the Joint Venture solely as a result of the Initial Mortgage Debt closing on a date other than the Closing Date, or (v) tax liability due and payable or incurred prior to Closing or due to the failure of the Contributors to secure a Bulk Sales Clearance Certificate from the Commonwealth of Pennsylvania Department of Revenue (the “Contributor Indemnified Obligations”).  TRT hereby indemnifies and holds harmless each Contributor and the Joint Venture from all Damages arising by reason of, or with respect to (i) any inaccuracy in or breach of any of the representations or warranties made by TRT in this Agreement; provided, that any claim for indemnification based on any inaccuracy in or breach of a representation or warranty must be made prior to expiration of the survival period set forth in Section 7.5 hereof or (ii) the non-performance of any covenant or obligation to be performed by TRT hereunder (the “TRT Indemnified Obligations”).  The Joint Venture hereby indemnifies and holds harmless each Contributor and TRT from all Damages arising by reason of, or with respect to the Assumed Liabilities (the “Joint Venture Indemnified Obligations” together with the Contributor Indemnified Obligations and the TRT Indemnified Obligations, the “Indemnified Obligations”).  Notwithstanding anything to the contrary contained in this Agreement, no amount shall be payable by a Contributor or TRT under this Section 7.6 based solely on a breach of a representation or warranty unless and until (x) the breach constitutes a breach of the applicable representation or warranty, and (y) the aggregate amount of Damages (excluding costs of investigation and preparation and attorneys’ fees and expenses) indemnifiable under all breaches, collectively in aggregate for all Properties, as provided in (x) above, exceeds $250,000 (at which point the party entitled to indemnification shall be entitled to indemnification for all Damages in excess of $250,000).  The maximum aggregate liability of the Contributors, on the one hand, and of TRT, on the other hand, with respect to breaches of the representations and warranties set forth in this Agreement shall not exceed $2,500,000.  Except for any equitable relief, including injunctive relief or specific performance, to which any party hereto may be entitled, from and after the Closing the indemnification for Damages provided in this Section 7.6 shall be the sole and exclusive remedy of any party hereto with respect to the Indemnified Obligations.

7.7           Indemnity Procedures.  If any third party shall notify any Indemnified Entity with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other party hereto (the “Indemnifying Party”) under this Agreement, then the Indemnified Entity shall promptly notify each Indemnifying Party thereof in writing; provided, however, that any such claim must be made within the applicable survival period set forth in Section 7.5.

(i)            any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as:

(1)           the Indemnifying Party notifies the Indemnified Party in writing within twenty (20) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party, without qualification or reservation, from and against the entirety of any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim;

(2)           the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder;

(3)           the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief;

(4)           settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party;

(5)           the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; and

(6)           the counsel selected at the time of selection and continuously has, in the reasonable judgment of the Indemnified Party, no conflict of interest with respect to each action and its appearance therein.

(ii)           So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Subsection (i) above:

(1)           the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim;

(2)           the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party claim without the prior written consent of the Indemnifying Party, not to be withheld unreasonably; and

(3)           the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, not to be withheld unreasonably.

(iii)          In the event any of the conditions in Subsection (i) above is or becomes no longer satisfied, however:

(1)           the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith);

(2)           the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim including reasonable attorneys’ fees and expenses;

(3)           the Indemnifying Parties will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in Section 7.6 of this Agreement; and

(4)           the remaining restrictions set forth at Subsection (ii) shall no longer be applicable.

Section 8.               Notice to Tenants.  DDR shall deliver to each tenant of the Projects, promptly after the Closing, a notice regarding such transfer in substantially the form of Exhibit Q attached hereto, or such other form as may be reasonably required.

Section 9.               Delivery of Operating Statements.  Within 15 days after the end of each month ending prior to the Closing Date, Contributors shall deliver to TRT Operating Statements for that month.

Section 10.             Reimbursements.

(a) DDR covenants and agrees to perform, at its sole expense, all obligations set forth in the Development, Use and Reciprocal Easement Agreement, dated as of August 23, 2002, between EDB Land Partners L.P. and Centerton, as amended (the “Development Agreement”).  The Joint Venture agrees to turn over to DDR, as and when received, any amounts received in respect of reimbursement of expenses incurred by Centerton under the Development Agreement.

(b)  The Joint Venture covenants and agrees to turn over to DDR, as and when received, any amounts received as set forth on Schedule 10 attached hereto.

Section 11.             WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.             Notices.  All notices, consents, approvals, and other communications which may be or are required to be given by either a Contributor or TRT under this Agreement shall be properly given only if made in writing and sent by (a) hand delivery, (b) certified mail, return receipt requested, (c) a nationally recognized overnight delivery service (such as Federal Express, UPS Next Day Air, Purolator Courier, or Airborne Express), or (d) by facsimile to the number listed below (provided that a copy of such notice is also delivered within four (4) days to the party by one of the other methods listed herein), with all postage and delivery charges paid by the sender and addressed to TRT or a Contributor, as applicable, as follows, or at such other address (or facsimile number) as each may request in writing.  Such notices delivered by hand or overnight delivery service shall be deemed received on the date of delivery and, if mailed, shall be deemed received upon actual receipt.  Any document sent by mail or overnight delivery shall, as an accommodation, also be sent by facsimile or email to the parties.  Said notice addresses are as follows (and JDN and TRT shall have the right to designate changes to their respective notice addresses, effective two (2) days after the delivery of written notice thereof):

If to a Contributor:	Developers Diversified Realty Corporation 3300 Enterprise Parkway Beachwood, OH 44122 Attention: Joan Allgood Telephone No.: 216-755-5655 Facsimile No.: 216-755-1493 Email: jallgood@ddrc.com
With a copy to:

Baker & Hostetler LLP
3200 National City Center
1900 E. 9th Street
Cleveland, Ohio 44114
Attention:  Ronald A. Stepanovic
Telephone No.:  216-861-7499
Facsimile No.:  216-696-0740
Email: rstepanovic@bakerlaw.com

If to TRT:

c/o Dividend Capital Total Realty Trust
518 17th  Street, 17th Floor
Denver, Colorado  80202
Attention:  John Blumberg
Telephone No.:  303-869-4600
Facsimile No.:  303-869-4602
Email:  jblumberg@blackcreekcapital.com

c/o Dividend Capital Total Realty Trust
518 17th  Street, 17th Floor
Denver, Colorado  80202
Telephone No.:  303-597-0427
Facsimile No.:  303-869-4602
Email:  grieff@blackcreekcapital.com

With a copy to:	Jones Day 222 East 41st Street New York, New York 10017 Attention: Kent Richey Telephone No.: 212-326-3481 Facsimile No.: 212-755-7306 Email: krrichey@jonesday.com

Section 13.             Brokers.

13.1         General.  Other than as set forth in this Section 13, the Contributors and TRT each hereby represent and warrant to the other that it has not employed, retained, or consulted any broker, agent, or finder in carrying on a negotiation in connection with this Agreement or the Transaction.  The Contributors and TRT each hereby indemnify and agree to hold the other harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments, and damages (including costs and reasonable attorneys’ fees incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the indemnified party on account of any brokerage fee, commission, or other compensation arising by reason of the indemnitor’s breach of this representation and warranty.  The Contributors shall be responsible for all fees payable to M3 Capital Partners LLC.  This Section 13 shall survive the Closing or any termination of this Agreement.

13.2         Pennsylvania Notices Relating to Broker.

13.2.1            THE RATE OR AMOUNT OF COMMISSION FOR THIS SALE (UNLESS PREVIOUSLY NEGOTIATED IN THE LISTING CONTRACT) IS NEGOTIABLE BETWEEN THE BROKER AND CONTRIBUTORS.

13.2.2            The broker is the agent of the Contributors.

13.2.3            A Real Estate Recovery Fund exists to reimburse any person who has obtained final civil judgment against a Pennsylvania real estate licensee owing to fraud, misrepresentation or deceit in a real estate transaction and who has been unable to collect the judgment after exhausting all legal and equitable remedies.  For  complete details about the fund, call (717) 783-3658.

13.2.4            The failure of this Agreement to contain the zoning classification of the Property will render this Agreement voidable at the option of TRT, and, if voided any deposits tendered by TRT will be returned to TRT without any requirement for any court action.

13.2.5            Access to a public road may require issuance of a highway occupancy permit from the Pennsylvania Department of Transportation.

Section 14.             General Provisions.

14.1         Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

14.2         Successors and Assigns.  Neither the Contributors nor TRT shall have the right to assign or delegate any of its rights, duties, or obligations under this Agreement to any other party, provided, however, that the Contributors acknowledge that the Contributors’ Warranties and covenants of the Contributors and all rights of TRT are specifically intended to be for the benefit of the Joint Venture as well as TRT, and the Joint Venture shall have the same rights hereunder as granted to TRT.  This Agreement shall be binding upon and inure to the benefit of the parties hereto.

14.3         Entire Agreement.  This Agreement and the Partnership Agreement, all the exhibits referenced herein and annexed hereto, and all agreements entered into on the Closing Date or otherwise contemporaneously herewith, contain the entire agreement of the parties hereto with respect to the Transaction, and no prior agreement or understanding pertaining to any of the matters connected with this Transaction shall be effective for any purpose.  Except as may be otherwise provided herein, the agreements embodied herein may not be amended except by an agreement in writing signed by the parties hereto.

14.4         Governing Law.  This Agreement shall be governed by the laws of the State of Delaware.  Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement (and any Closing Document executed in connection herewith), including any claim based on contract, tort or statute, shall be resolved at the written request of any party to this Agreement by binding arbitration. The arbitration shall be administered in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. Any matter to be settled by arbitration shall be submitted to the Judicial Arbiter Group (“JAG”) in Denver, Colorado.  The parties shall attempt to designate one arbitrator from JAG to administer the arbitration. If they are unable to do so on or before the 30th day after written demand therefor, then each party shall designate an arbitrator from JAG, and the two designated arbitrators shall select a third arbitrator from JAG to administer the arbitration. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction.  Notwithstanding anything herein to the contrary, this section shall not prevent any Contributor or TRT from seeking and obtaining equitable relief on a temporary or permanent basis, including a temporary restraining order, a preliminary or permanent injunction, order for specific performance, or similar equitable relief, from a court of competent jurisdiction located in the state in which the Property is located (to which all parties hereto consent to venue and jurisdiction) by instituting an action or other court proceeding in order to protect or enforce the rights of such party under this Agreement or to prevent irreparable harm and injury. The court’s jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Agreement between the parties hereto shall be determined through final and binding arbitration in accordance with this section.

14.5         Exclusive Application.  Nothing in this Agreement is intended or shall be construed to confer upon or to give to any person, firm, or corporation other than TRT, JDN and the Joint Venture any right, remedy, or claim under or by reason of this Agreement.

14.6         Partial Invalidity.  If all or any portion of any of the provisions of this Agreement shall be declared invalid by laws applicable hereto, then the performance of said offending provision shall be excused by the parties hereto.

14.7         Interpretation.  The titles, captions, and section headings are inserted for convenience only and are in no way intended to interpret, define, limit, or expand the scope or content of this Agreement or any provision hereof.  If any time period under this Agreement ends on a day other than a Business Day, then the time period shall be extended until the next

Business Day.  This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.  If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.

14.8         Waiver Rights.  TRT reserves the right to waive, in whole or in part, any provision hereof that is for the benefit of TRT.  Each Contributor reserves the right to waive, in whole or in part, any provision hereof that is for the benefit of a Contributor.  Any waiver of any provision of this Agreement by or on behalf of the Joint Venture may be made only with the consent of both DDR and TRT.

14.9         No Implied Waiver.  Unless otherwise expressly provided herein, no waiver by a Contributor or TRT of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.  No delay or omission in the exercise of any right or remedy accruing to a Contributor or TRT upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring.  The waiver by a Contributor or TRT of any breach of any term, covenant, or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant, or condition herein contained.

14.10       Exhibits, Closing Documents and Schedules.  All exhibits, closing documents and schedules referred to in, and attached to, this Agreement are hereby incorporated herein in full by this reference.

14.11       LLC Subsidiaries.  Each LLC Subsidiary is intended to be a third party beneficiary of this Agreement for the purpose of enforcing the indemnities and covenants running in favor of the Joint Venture solely with respect to the property conveyed to such LLC Subsidiary pursuant to the Transaction; provided that in no event shall a Contributor have any obligation to pay Damages to more than one party with respect to any claim arising under this Agreement.  Each LLC Subsidiary shall have the right to assign its rights under this Agreement to the Lender under the Loan Documents with respect to its Project.

14.12       Joint and Several.  In all cases, the liabilities (including without limitation any indemnities) of the Contributors hereunder shall be joint and several regardless of whether an individual representation, warranty or covenant was made by one or more Contributors.

14.13       Default.

14.13.1          Contributors Default.  If the Closing does not occur by reason of a default of a Contributor, TRT may terminate this Agreement, in which event (A) Contributors shall reimburse TRT for TRT’s actual out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and TRT’s due diligence, up to a maximum of $250,000, (B) the Earnest Money Deposit shall be returned to TRT, (C) Contributors shall pay any cancellation charges of Title Company (including escrow charges), and (D) all parties shall be discharged from all duties and performance hereunder, except for any obligations which by their terms survive any termination of this Agreement.  The remedy set forth in this Section shall be TRT’s sole and exclusive remedy for any default of a Contributor resulting in the failure of the consummation of the Closing, whereupon this Agreement will terminate and TRT expressly waives its right to seek damages if a Contributors defaults.

14.13.2          TRT Default.  If the Closing does not occur by reason of a default of TRT, Contributors and TRT agree that it would be impractical and difficult to fix the damages which Contributors would suffer.  Contributors and TRT agree that (a) an amount equal to the Earnest Money Deposit is a reasonable estimate of the total net detriment Contributors would suffer if TRT defaults and fails to consummate the transaction contemplated by this Agreement, (b) the Title Company shall release the Earnest Money Deposit, together with any interest earned thereon, to the Contributors, (c) such amount will be the full, agreed and liquidated damages for TRT’s default and failure to consummate the transaction contemplated by the Agreement, (d) such amount will be Contributors sole and exclusive remedy for any default of TRT resulting in the failure of the consummation of the Closing, whereupon this Agreement will terminate and Contributors expressly waive their rights to seek damages if TRT defaults and (e) all parties shall be discharged from all duties and performance hereunder, except for any obligations which by their terms survive any termination of this Agreement.  The payment of such amount as liquidated damages is not intended as a forfeiture or penalty but is intended to constitute liquidated damages to Contributors.

14.14       Pennsylvania Coal Notice.  THIS AGREEMENT MAY NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT TO SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL MAY HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL OF SUCH COAL AND IN THAT CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF THE LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND.  THE INCLUSION OF THIS NOTICE DOES NOT ENLARGE, RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY THIS INSTRUMENT.  (This notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P. L. 984, as amended, and is not intended as notice of unrecorded instruments, if any).

14.15       Alternative Structures.  Any party may propose one or more alternative structures relating to the transaction contemplated by this Agreement apart from the structure contemplated in the preamble to this Agreement and in Section 2.  Either party may accept or reject such proposed alternative structure in its sole discretion.  To the extent the any proposed structure would result in any additional liability being imposed upon TRT or the Joint Venture, the Contributors agree to provide such additional representations and warranties and indemnities as may be required by TRT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, TRT, the Contributors and the Joint Venture have executed this Agreement under seal as of the day and year first above written.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

By:	/s/ David E. Weiss
Name:	DAVID E. WEISS
Title:	SR. VICE PRESIDENT

JDN DEVELOPMENT COMPANY, INC.

By:	/s/ David E. Weiss
Name:	DAVID E. WEISS
Title:	SR. VICE PRESIDENT

JDN REAL ESTATE-APEX L.P.

By:	/s/ David E. Weiss
Name:	DAVID E. WEISS
Title:	SR. VICE PRESIDENT

MT. NEBO POINTE LLC

By:	/s/ David E. Weiss
Name:	DAVID E. WEISS
Title:	SR. VICE PRESIDENT

CENTERTON SQUARE LLC

By:	/s/ David E. Weiss
Name:	DAVID E. WEISS
Title:	SR. VICE PRESIDENT

DIVIDEND CAPITAL TOTAL REALTY OPERATING PARTNERSHIP LP

By:	Dividend Capital Total Realty Trust Inc., its general partner

By:	/s/ Michael J. Kelly
Name:	Michael J. Kelly
Title:	Chief Acquisitions Officer

TRT DDR VENTURE I GENERAL PARTNERSHIP

By:	DDR TRT GP LLC, a general partner

By:	/s/ David E. Weiss
Name:	DAVID E. WEISS
Title:	SR. VICE PRESIDENT

By:	TRT-DDR JOINT VENTURE I OWNER LLC, a general partner

By:	DCTRT Real Estate Holdco LLC, its sole member

By:	Dividend Capital Total Realty Operating Partnership LP, its sole member

By:	Dividend Capital Total Realty Trust Inc., its general partner

By:	/s/ Michael J. Kelly
Name:	Michael J. Kelly
Title:	Chief Acquisitions Officer

2